Exhibit 10.1


                    BRANCH PURCHASE AND ASSUMPTION AGREEMENT

                                   dated as of

                                 August 13, 2003

                                     between

                                RBC CENTURA BANK
                                   as Seller,

                                       and

                              UNITED COMMUNITY BANK
                                  as Purchaser






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                                TABLE OF CONTENTS

                                                                                                                PAGE

ARTICLE 1 CERTAIN DEFINITIONS
         1.1      Certain Definitions.............................................................................1
         1.2      Accounting Terms................................................................................6
         1.3      Use and Application of Terms....................................................................6
ARTICLE 2 THE TRANSACTIONS
         2.1      Transfer and Consideration......................................................................7
         2.2      Adjustment of Expenses and Fees.................................................................8
         2.3      Allocation of Consideration.....................................................................8
         2.4      Trade and Service Marks.........................................................................8
         2.5      Sale and Transfer of Servicing and Escrows......................................................8
         2.6      Assumption of IRA Account Deposits..............................................................8
         2.7      Purchaser's Right to Reject Loans...............................................................9
         2.8      Loan Accounts Secured by Deposit Accounts......................................................10
ARTICLE 3 CLOSING PROCEDURES
         3.1      Closing Date and Place; Notifications..........................................................10
         3.2      Procedure at the Closing; Adjustments..........................................................10
ARTICLE 4 TRANSITIONAL MATTERS
         4.1      Certain Procedures.............................................................................12
         4.2      Customers......................................................................................12
         4.3      Assumption of Obligations......................................................................13
         4.4      Maintenance of Records.........................................................................13
         4.5      Interest Reporting and Withholding.............................................................13
         4.6      Negotiable Instruments.........................................................................14
         4.7      Leasing of Furniture, Fixtures and Equipment...................................................14
         4.8      ATM/Debit Cards................................................................................14
         4.9      Delivery of the Loan Documents.................................................................14
         4.10     Collateral Assignments and Filing..............................................................15
         4.11     Training.......................................................................................15
         4.12     Collateral for Public Funds Deposits...........................................................15
         4.13     Telephone Numbers..............................................................................15
         4.14     Change of Name.................................................................................15
         4.15     Credit Insurance...............................................................................15
ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF SELLER
         5.1      Corporate Organization and Authority...........................................................15
         5.2      No Conflict; Licenses and Permits; Compliance with Laws and Regulations........................16
         5.3      Approvals and Consents.........................................................................16
         5.4      Title to Assets................................................................................16
         5.5      Utilities Complete.............................................................................16
         5.6      Condemnation Proceedings.......................................................................16
         5.7      Contracts......................................................................................16
         5.8      Fiduciary Obligations..........................................................................17
         5.9      Employees......................................................................................17
         5.10     Litigation and Liabilities.....................................................................17
         5.11     Regulatory Matters.............................................................................17
         5.12     Brokers' Fees..................................................................................17
         5.13     Compliance With Laws...........................................................................17
         5.14     Absence of Certain Changes, Etc................................................................17
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         5.15     Books and Records..............................................................................18
         5.16     Loans..........................................................................................18
         5.17     No Other Representations or Warranties.........................................................18
ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF PURCHASER
         6.1      Corporate Organization and Authority...........................................................18
         6.2      No Conflict; Licenses and Permits; Compliance with Laws and Regulations........................19
         6.3      Approvals and Consents.........................................................................19
         6.4      Brokers' Fees..................................................................................19
         6.5      Regulatory Matters.............................................................................19
         6.6      Financing Available............................................................................20
         6.7      Litigation and Undisclosed Liabilities.........................................................20
         6.8      No Other Representations or Warranties.........................................................20
ARTICLE 7 COVENANTS OF THE PARTIES
         7.1      Activity in the Ordinary Course................................................................20
         7.2      Access and Confidentiality.....................................................................21
         7.3      Regulatory Approvals...........................................................................22
         7.4      Assumed Contracts..............................................................................23
         7.5      Delivery of Records at Closing.................................................................23
         7.6      Further Assurances.............................................................................23
         7.7      Insurance; Risk of Loss........................................................................23
         7.8      Notices of Default.............................................................................24
         7.9      New Account Numbers and Checks.................................................................24
         7.10     Settlement Operations after Closing............................................................24
         7.11     Covenant of Seller Not to Solicit..............................................................26
         7.12     Real Property Matters..........................................................................26
         7.13     Defects in Assets..............................................................................28
ARTICLE 8 TAX AND EMPLOYEE MATTERS
         8.1      Tax Representations............................................................................29
         8.2      Allocation Between Pre and Post Closing Periods................................................29
         8.3      Transfer Taxes.................................................................................29
         8.4      Assistance and Cooperation.....................................................................29
         8.5      Notices, Etc...................................................................................30
         8.6      Employees and Employee Benefits................................................................30
ARTICLE 9 CONDITIONS TO CLOSING
         9.1      Conditions to Obligations of Purchaser.........................................................32
         9.2      Conditions to Obligations of Seller............................................................34
         9.3      Other Documents................................................................................35
ARTICLE 10 TERMINATION
         10.1     Termination....................................................................................35
         10.2     Effect of Termination..........................................................................36
ARTICLE 11 INDEMNIFICATION
         11.1     Indemnification................................................................................36
         11.2     AS-IS Sale; Waiver of Warranties...............................................................37
ARTICLE 12 MISCELLANEOUS
         12.1     Survival.......................................................................................38
         12.2     Assignment.....................................................................................38
         12.3     Binding Effect.................................................................................38
         12.4     Public Notice..................................................................................38
         12.5     Notices........................................................................................39
         12.6     Incorporation..................................................................................39
         12.7     Governing Law..................................................................................39
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         12.8     Entire Agreement...............................................................................39
         12.9     Counterparts...................................................................................40
         12.10    Headings.......................................................................................40
         12.11    Waiver and Amendment...........................................................................40
         12.12    Expenses.......................................................................................40
         12.13    Severability...................................................................................40
         12.14    Third Party Beneficiaries......................................................................40
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EXHIBITS
Exhibit A - Form of Bill of Sale and Instrument of Assignment and Assumption

SCHEDULES
1.1               Closing Statement
1.1A              List of Deposits
1.2               Excluded Employees
1.4               Excluded Loans
1.4A              Loans
5.4               Title to Assets
5.10              Litigation
5.16(e)           Ownership of Loans
7.1               Commitments for Material Improvements
8.6(g)            Employees

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         BRANCH PURCHASE AND ASSUMPTION AGREEMENT, dated as of August 13, 2003, among United Community Bank, a North Carolina state-chartered bank ("PURCHASER") and RBC CENTURA BANK, a North Carolina state-chartered bank ("SELLER").

                                    RECITALS

         A. SELLER. Seller is a bank chartered under the laws of the State of North Carolina and is a member primarily of the Bank Insurance Fund ("BIF") of the Federal Deposit Insurance Corporation (the "FDIC") with its main office located in Rocky Mount, North Carolina.

         B. PURCHASER. Purchaser is a bank organized under the laws of the State of North Carolina with its principal office located in Murphy, North Carolina.

         C. THE TRANSACTION. Purchaser desires to assume and purchase from Seller, and Seller desires to assign and sell to Purchaser, certain of Seller's liabilities and assets, currently held and allocated by Seller to its branch offices located at 54 Mitchell Avenue, Bakersville, North Carolina (the "BAKERSVILLE BRANCH"), at 200 Linville Street, Newland, North Carolina (the "NEWLAND BRANCH") and at 129 Rodney Orr Bypass, Robbinsville, North Carolina (the "ROBBINSVILLE BRANCH" and together with the Bakersville Branch and the Newland Branch, collectively, the "BRANCHES" and individually, a "BRANCH").

         NOW, THEREFORE, in consideration of their mutual promises and obligations and intending to be legally bound hereby, the parties agree as follows:

                                   ARTICLE 1

                               CERTAIN DEFINITIONS

         1.1 CERTAIN DEFINITIONS. As used in this Agreement, the terms below shall have the meanings set forth.

         "ACCRUED EXPENSES" means the accrued and unpaid expenses appearing as a Liability on a Closing Statement or a Final Closing Statement.

         "ACCRUED INTEREST" with respect to (i) Deposits at any date means interest which is accrued on such Deposits to such date and not yet posted to such deposit accounts or paid to the depositor and (ii) Loans at any date means interest which is accrued on such Loan to such date and not yet paid.

         "ADJUSTMENT DATE" means a date, which shall be a Business Day as soon as practicable after the Closing Date but in no event later than thirty (30) calendar days after the Closing Date, as agreed to by the parties in accordance with Section 3.2.

         "AFFILIATE" of a person means any person directly or indirectly controlling or controlled by or under direct or indirect common control with such person.

         "AGREEMENT" means this Branch Purchase and Assumption Agreement, including all schedules, exhibits and addenda as modified, amended or extended from time to time.

         "ALLOCATION" has the meaning specified in Section 2.3.

         "APPLICABLE EMPLOYEES" has the meaning specified in Section 8.6(a).
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         "ASSETS" means the (i) Furniture, Fixtures and Equipment, (ii)
Improvements, (iii) Cash on Hand, (iv) Prepaid Expenses, (v) Real Property, (vi) Records, (vii) Loans, the servicing rights thereto and the collateral for the Loans, (viii) Seller's benefits and rights under Safe Deposit Agreements, (ix) Seller's benefits and rights under Assumed Contracts; and (x) any fee or expense adjustment required in accordance with Section 2.2; PROVIDED, HOWEVER, Assets do not include any deferred Tax assets, refunds for Taxes relating to the period prior to the Closing Date and prepaid Taxes. The allocation provisions of
Section 8.2 shall apply for the purposes of determining to what extent any Taxes, deferred Tax assets and Tax refunds relate to the period prior to the Closing Date. PROVIDED, FURTHER, Assets do not include any credit card receivables or accounts.

         "ASSUMED CONTRACTS" means all service or similar contracts, including personal property leases, in effect as of the Closing Date, that relate to the Branches and the Assets at the Branches and that Purchaser will assume as of the Closing pursuant to Section 7.4.

         "ASSUMED DEPOSITS" means all Deposits existing on the Closing Date, together with all Accrued Interest thereon as of the Closing Date, but excluding any Deposits excluded pursuant to Section 2.6, 2.8 and 4.12 or excluded by mutual agreement of Seller and Purchaser.

         "ATM" means any automated teller machine owned or leased by Seller and located at the Branches.

         "BANK MERGER ACT" means Section 18(c) of the Federal Deposit Insurance Act, as amended.

         "BIF" has the meaning specified in Recital A.

         "BRANCH" or "BRANCHES" means the branches of Seller located at the addresses specified in Recital C.

         "BUSINESS DAY" means a day on which Seller and Purchaser are open for business in the State of North Carolina which is not a Saturday, Sunday or legal holiday recognized generally by commercial banks in the State of North Carolina.

         "CASH ON HAND" means, as of any date, all petty cash, vault cash, teller cash and prepaid postage maintained at the Branches, including at ATMs.

         "CLOSE OF BUSINESS" means 2:00 p.m. on the Closing Date.

         "CLOSING" and "CLOSING DATE" means one or more closings of the sale, purchase and assumption provided for herein to be held at such time(s) and date(s) as provided for in Article 3 hereof.

         "CODE" means the Internal Revenue Code of 1986, as amended.

         "COMMISSIONER" means the Commissioner of Banks of the State of North Carolina.

         "DELIVERY RECORDS" means all Records other than transaction tickets and records for closed accounts, but may be copies of original Records.

         "DEPOSITS" means, as of any date, all deposit liabilities of Seller booked, maintained or primarily serviced at the Branches, which constitute "deposits" for purposes of the Federal Deposit Insurance Act, 12 U.S.C. ss. 1813, including all uncollected items included in depositors' balances

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(including Overdrafts that Purchaser has accepted or is obligated to accept as provided in Section 7.10(h)), any Accrued Interest and any IRAs assigned to Purchaser under Section 2.6, together with Seller's rights and responsibilities under any customer agreement evidencing or relating thereto, but excluding (i) deposits specifically securing, pursuant to express terms of loan documents, loans or other extensions of credit by Seller where such loans or other extensions of credit are not being transferred under this Agreement, (ii) deposits held in accounts for which Seller acts as fiduciary (other than IRAs assigned to Purchaser under Section 2.6); (iii) deposits subject to legal process as shown on Records, (iv) deposits which have been reported as abandoned property under the abandoned property laws of any jurisdiction, (v) deposits held in any IRA where the account holder has notified Seller or Purchaser of his, her or its objection to Purchaser acting as custodian of such IRA, (vi) deposits held in the name of Seller or any of its affiliated entities as depositor, (vii) deposits represented by official checks, travelers checks, money orders, or certified checks of Seller, and (viii) accounts designated as "closed" on the books and records of Seller. Deposits also shall include any dealer reserve associated with Loans, whether or not the dealer reserve or similar accounts is maintained or primarily serviced at the Branches. A list of the Deposits as of the date of this Agreement are attached hereto as SCHEDULE 1.1A. This list will be updated as of the Closing Date and will be used in determining the Assumed Deposits.

         "DISPUTE RESOLVER" means an independent accounting firm or other independent consultant mutually acceptable to the Seller and the Purchaser. All determinations under this Agreement made by a Dispute Resolver shall be binding upon Purchaser and Seller.

         "EMPLOYEES" means any employee employed by Seller on the Closing Date at the Branches, other than those employees identified in SCHEDULE 1.2.

         "ENCUMBRANCES" means all mortgages, claims, charges, liens, encumbrances, easements, limitations, restrictions, commitments, security interests, pledges or other similar charges or liabilities, whether accrued, absolute, contingent or otherwise, except for statutory liens for ad valorem tax payments securing payments not yet due.

         "ENVIRONMENTAL LAW" has the meaning set forth in Section 7.12(e).

         "ERISA" has the meaning assigned in Section 5.9.

         "FDIC" means the Federal Deposit Insurance Corporation.

         "FEDERAL FUNDS RATE" on any day means the per annum rate of interest (rounded upward to the nearest 1/100 of 1%) which is the weighted average of the rates on overnight federal funds transactions arranged on such day or, if such day is not a banking day, the previous banking day, by federal funds brokers computed and released by the Federal Reserve Bank of Richmond (or any successor) in substantially the same manner as such Federal Reserve Bank currently computes and releases the weighted average it refers to as the "Federal Funds Effective Rate" at the date of this Agreement.

         "FINAL CLOSING STATEMENT" means the Statement, as of the Adjustment Date, delivered by Seller to Purchaser in accordance with SCHEDULE 1.1 and
Section 3.2(c), setting forth the Assets and Liabilities.

         "FINAL SETTLEMENT PAYMENT" has the meaning specified in Section 3.2(c).

         "FURNITURE, FIXTURES AND EQUIPMENT" means all furniture, fixtures, and equipment, including ATMs accepted by Purchaser, trade fixtures, telephone

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systems, security equipment, safe deposit boxes (exclusive of contents), vaults and supplies (excluding any items consumed or disposed of, but including new items acquired or obtained, in the ordinary course of business of the Branches through the Closing Date) that are located at the Branches, but excluding signage or other advertising or blank paper stock, forms, or supplies bearing Seller's corporate logos, trade names, or trademarks and computers and computer software.

         "GAAP" means United States generally accepted accounting principles as in effect from time to time.

         "HAZARDOUS MATERIAL" has the meaning set forth in Section 7.12(f).

         "IMPROVEMENTS" means all improvements to the Real Property in respect of the Branches which shall have been purchased, installed or constructed and used in connection with the operation or maintenance of such Branches.

         "IRA" means an "individual retirement account" or similar Deposit account established in accordance with the provisions of Section 408 of the Code for which Seller acts as custodian or trustee but as to which Seller may not exercise investment discretion.

         "IRS" means the Internal Revenue Service.

         "INFORMATION" shall have the meaning specified in Section 7.2(b).

         "LIABILITIES" means the (i) Assumed Deposits and all terms and agreements relating to the Assumed Deposits, (ii) Seller's obligations with respect to the Loans, the servicing of the Loans and the collateral for the Loans, (iii) Seller's obligations under Assumed Contracts, (iv) Seller's obligations under the Safe Deposit Agreements, including any prepaid rent thereunder, (v) Seller's obligations to provide customer services from and after the Closing Date in connection with the Assets and the Assumed Deposits, (vi) all other liabilities of Seller with respect to the operations of the Branches, including accounts payable and Accrued Expenses, recorded as liabilities on the books of the Branches as of the Closing Date; (vii) any fee or expense adjustment required in accordance with Section 2.2, and (viii) liabilities that arise from the operation of the Branches after the Closing Date; PROVIDED, HOWEVER, that Liabilities shall not include any Liability for Taxes for any period prior to the Closing Date nor any other Liability of Seller not specifically assumed hereunder. The allocation provisions of Section 8.2 shall apply for purposes of determining to what extent a liability for Taxes is with respect to a period prior to the Closing Date.

         "LOAN DOCUMENTS" means all material Records with respect to a Loan, including, without limitation, applications, notes, security agreements, deeds of trust, mortgages, assignment of leases, loan agreements, including building and loan agreements, guarantees, sureties and insurance policies (including title insurance policies), flood hazard certifications, and all modifications, waivers and consents relating to any of the foregoing. Loan Documents also includes all underwriting files, financing statements, collateral files and documentation and escrow account agreements.

         "LOANS" means all loans (including loan commitments, but excluding the interest of any participants in such Loans) which are recorded on the books of the Branches at the Close of Business, including Overdraft Loans, but excluding those loans listed on SCHEDULE 1.4 as "Excluded Loans." A list of Loans as of the date of this Agreement is attached hereto as SCHEDULE 1.4A, and it will be updated as of the Closing Date. Loans shall also exclude (i) loans in

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non-accrual status on Seller's books, loans in which the collateral securing the same has been repossessed or as to which collection efforts have been instituted or claim and delivery or foreclosure proceedings have been filed, or loans as to which insurance on the loan collateral has been force-placed; (ii) mortgage loans not designated to the Branches, and those mortgage loans designated to the Branches but centrally-serviced by Seller; (iii) loans ninety (90) days or more past due as to principal or interest; (iv) loans which have been classified adversely by any governmental authority or regulatory agency or placed by Seller on any internal "watch list" or similar list of loans causing concern; (v) loans in connection with which the obligor has filed a petition for relief under the United States Bankruptcy Code, or otherwise has indicated an inability or refusal to pay the Loan as it becomes due, prior to the Closing; (vi) letters of credit, or loans in which Seller participates with another lender, except as specifically offered by Seller and accepted by Purchaser; (vii) loans to borrowers known by Seller to be deceased, as reflected in Records relating to such loans; (viii) loans rejected by Purchaser pursuant to Section 2.7; and (ix) loans excluded pursuant to Section 2.8.

         "LOAN VALUE" means, with respect to a Loan and as of a date, the unpaid principal balance of any such Loan plus Accrued Interest thereon, net of the interest in such Loan of any participant, as of such date, and excluding accumulated but unpaid late charges as of such date.

         "LOSSES" means losses, liabilities, damages (including forgiveness or cancellation of obligations), expenses, costs, legal fees and disbursements, collectively.

         "MATERIAL ADVERSE EFFECT" means a material adverse effect on the condition, financial or otherwise, or results of operations of the Branches, or on the ability of Seller or Purchaser to consummate timely the transactions contemplated hereby. Notwithstanding the foregoing, a Material Adverse Effect shall not be deemed to exist as a result of general economic conditions or conditions generally affecting the industry in which the Branches operate, or changes thereto (it being agreed that such items shall never be considered material).

         "OVERDRAFT" means the amount by which any Deposit account at the Branches is overdrawn as of the Closing Date on account of checks, drafts or other items that have been presented against such account for payment against insufficient funds and that, under applicable rules of the Federal Reserve Bank or other check collection rules or procedures, cannot be returned and charged back as a matter of right to the presenting or collecting bank.

         "OVERDRAFT LOANS" means unsecured overdraft Loans, including negotiable order of withdrawal line of credit accounts, relating to the Assumed Deposits, as of the Close of Business, plus accrued interest, which do not exceed the applicable credit limit by more than 10% of that limit and are linked to an open account.

         "PRELIMINARY CLOSING STATEMENT" means the statement reflecting the Assets and Liabilities as of the end of the third Business Day prior to the Closing Date, which statement shall be prepared by Seller, in consultation with Purchaser, substantially in the format of Schedule 1.1.

         "PREPAID EXPENSES" means the prepaid expenses appearing as an asset in respect of the Branches on a Closing Statement or a Final Closing Statement, as the case may be, that (i) have been recorded in accordance with GAAP, (ii) are not intercompany or interoffice accounts and (iii) provide future benefit to the business conducted at the Branches.

         "PURCHASE PRICE" has the meaning specified in Section 2.1(b).

         "REAL PROPERTY" means the real properties owned by Seller and identified by the street addresses set forth in Recital C above and the buildings thereon, including any Improvements thereon and all fixtures not

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included in the property described in the definition of Furniture, Fixtures and
Equipment, and if the context so requires, Real Property can mean just one or more, but less than all of the Real Property.

         "RECORDS" means all records and original documents in Seller's possession (including records maintained electronically) which pertain to and are utilized by Seller to administer, reflect, monitor, evidence or record information respecting the business or conduct of the Branches (including transaction tickets through the Closing Date and all records for closed accounts located in the Branches) and all such records and original documents respecting
(i) the Assumed Contracts, (ii) the Assets, (iii) the Assumed Deposits and (iv) the Loans, the servicing rights to the Loans and the collateral for the Loans (including the Loan Documents).

         "REGULATORY APPROVALS" means all approvals, permits, authorizations, waivers or consents of governmental or regulatory agencies or authorities necessary or appropriate to permit consummation of the transactions contemplated herein and includes, without limitation, the following: (i) approval of cognizant regulatory agencies under the Bank Merger Act; (ii) approvals of the Commissioner under applicable law; and (iii) expiration of the waiting period provided for in the Bank Merger Act without commencement of any action challenging Purchaser's acquisition of the Branches hereunder by the United States Department of Justice or any other person.

         "SAFE DEPOSIT AGREEMENTS" means any agreements, including rental agreements, related to the safe deposit boxes, if any, located in the Branches.

         "SETTLEMENT PAYMENT" means a payment made pursuant to Section 2.1(c).

         "TAX RETURNS" means all returns or other reports required to be filed with respect to any Taxes, including information returns.

         "TAX or TAXES" refers to all federal, state, local, or foreign income, gross receipts, windfall profits, severance, property, production, sales, use, excise, transfer, license, franchise, employment, withholding or similar taxes or amounts required to be withheld and paid over to any government in respect of any tax or governmental fee or charge, including any interest, penalties, or additions to tax on the foregoing.

         "TRANSACTION ACCOUNT" means any account at the Branches in respect of which deposits are withdrawable in practice upon demand or upon which third party drafts may be drawn by the depositor, including checking accounts, negotiable order of withdrawal accounts and money market deposit accounts.

         "TRANSFERRED EMPLOYEE" has the meaning specified in Section 8.6(a).

         "WELFARE PLANS" has the meaning specified in Section 8.6(d).

         1.2 ACCOUNTING TERMS. To the extent that any accounting terms used in this Agreement are not defined in Section 1.1 or elsewhere herein, they shall be defined under GAAP.

         1.3 USE AND APPLICATION OF TERMS. In using and applying the various terms, provisions and conditions in this Agreement, the following shall apply:
(1) the terms "hereby", "hereof", "herein", "hereunder", and any similar words, refer to this Agreement; (2) words in the masculine gender mean and include correlative words of the feminine and neuter genders and words importing the singular numbered meaning include the plural number, and vice versa; (3) words importing persons include firms, companies, associations, general partnerships, limited partnerships, limited liability partnerships, limited liability limited

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partnerships, limited liability companies, trusts, business trusts, corporations and other legal organizations, including public and quasi-public bodies, as well as individuals; (4) the use of the terms "including" or "included in", or the use of examples generally, are not intended to be limiting, but shall mean, without limitation, the examples provided and others that are not listed, whether similar or dissimilar; (5) the phrase "costs and expenses", or variations thereof, shall include, without limitation, reasonable attorneys' fees and fees of legal assistants, and reasonable fees of accountants, engineers, surveyors, appraisers and other professionals or experts - and all references to attorneys' fees or fees of legal assistants, or fees of accountants, engineers, surveyors, appraisers or other professionals or experts shall mean reasonable fees; (6) as the context requires, the word "and" may have a joint meaning or a several meaning and the word "or" may have an inclusive meaning or an exclusive meaning; (7) any reference contained in this Agreement to specific statutes or laws shall include any successor statutes or laws, as the case may be; and (8) this Agreement shall not be applied, interpreted and construed more strictly against a person because that person or that person's attorney drafted this Agreement.

                                   ARTICLE 2

                                THE TRANSACTIONS

         2.1 TRANSFER AND CONSIDERATION.

         (a) Subject to the terms and conditions set forth in this Agreement, at the Closing, Purchaser shall (i) purchase the Assets and (ii) assume the Liabilities, and Seller shall sell, assign, transfer, convey and deliver to Purchaser, free and clear of all Encumbrances (except as described in Section 5.4), all of Seller's right, title and interest in and to the Assets and the Liabilities.

         (b) The purchase price for the Assets shall be an amount (the "PURCHASE PRICE") computed as follows:

                  (i) An amount equal to 10.7% of the average daily balance (excluding Accrued Interest) of Assumed Deposits for the period commencing thirty (30) calendar days prior to and inclusive of the day prior to the Closing Date and ending on the day prior to the Closing Date for the Bakersville Branch and the Newland Branch; PLUS

                  (ii) An amount equal to 7% of the average daily balance (excluding Accrued Interest) of Assumed Deposits for the period commencing thirty (30) calendar days prior to and inclusive of the day prior to the Closing Date and ending on the day prior to the Closing Date for the Robbinsville Branch, which payment will be inclusive of the net book value of the Robbinsville Real Estate and the Robbinsville Furniture, Fixtures and Equipment; PLUS

                  (iii) The aggregate amount of Cash on Hand as of the Closing Date; PLUS

                  (iv) The aggregate net book value of the Assets (other than Cash on Hand, Loans and the Robbinsville Real Estate and Robbinsville Furniture, Fixtures and Equipment), as reflected on the books of Seller as of the Closing Date; PLUS

                  (v) The aggregate Loan Value of the Loans as of the Closing Date.

         (c) On the Closing Date, Seller shall transfer to Purchaser cash in an amount (the "SETTLEMENT PAYMENT") equal to the excess of (i) the sum of (A) the Assumed Deposits plus (B) the Accrued Expenses, over (ii) the Purchase Price as calculated based on the Preliminary Closing Statement.

         2.2 ADJUSTMENT OF EXPENSES AND FEES. All operating expenses and fees accrued or pre-paid prior to the Closing Date, including, without limitation, rents, utility payments, and FDIC assessments, but not including those related to Taxes

(except as provided in Section 8.2 below), relating to the Branches, transferred at Closing, shall be pro-rated between the parties. To the extent that Seller has prepaid expenses that are expenses allocable to Purchaser pursuant to this
Section 2.2, such expenses shall appear as an Asset on the Closing Statement and the Final Closing Statement. To the extent that expenses have been accrued and not paid by Seller or prepaid by customers prior to the Closing Date, they shall appear as a Liability on the Closing Statement and the Final Closing Statement.

         2.3 ALLOCATION OF CONSIDERATION. Purchaser and Seller agree that the consideration payable hereunder at the Closing shall be allocated among the Assets, tangible and intangible, on the basis of an allocation (the "ALLOCATION") to be reasonably determined by Purchaser and Seller in accordance with applicable Treasury regulations and the Code. Purchaser and Seller agree
(i) to timely file a mutually acceptable appropriate IRS form in accordance with the Allocation and (ii) that the Allocation shall be binding on Purchaser and Seller for all tax reporting purposes, except that either party may change any such report in the event of a dispute with any taxing authority or take any other step to settle or resolve such a dispute; PROVIDED, HOWEVER, that a party shall not make any such change without first obtaining the consent of the other party, which consent will not be unreasonably withheld or delayed.

         2.4 TRADE AND SERVICE MARKS. Notwithstanding anything to the contrary in this Agreement, Purchaser shall not acquire hereunder any right to the use of any trade name, trade mark or service mark, if any, of Seller or any of its Affiliates.

         2.5 SALE AND TRANSFER OF SERVICING AND ESCROWS.

         (a) The Loans shall be sold on a servicing released basis. As of the Closing Date, all rights, obligations, liabilities and responsibilities with respect to the servicing of the Loans on and after the Closing Date will be assumed by Purchaser. Seller shall be discharged and indemnified by Purchaser from all liability with respect to servicing of the Loans on and after the Closing Date, and Purchaser shall be indemnified by Seller from all liability with respect to servicing the Loans prior to the Closing Date.

         (b) As of the Closing Date, Purchaser will assume, and agrees to undertake and discharge, any and all obligations of the holder and servicer of any Loans that are mortgage Loans, if any, as such obligations may relate to the escrow, maintenance of escrow and payments from escrow of moneys paid by or on account of the applicable mortgagor. On or before the fifth (5th) Business Day after the Closing Date, Seller shall remit by wire transfer of immediately available funds to Purchaser any and all funds held in escrow that were collected and received pursuant to a mortgage Loan for the payment of taxes, assessments, hazard insurance premiums, primary mortgage insurance policy premiums, if applicable, or comparable items prior to the Closing Date plus any Accrued Interest. Seller makes no warranties or representations of any kind or nature as to the sufficiency of such sum to discharge any obligations with respect to mortgage Loans.

         2.6 ASSUMPTION OF IRA ACCOUNT DEPOSITS.

         (a) With respect to Assumed Deposits in IRAs, Seller will use reasonable efforts and will cooperate with Purchaser in taking any action reasonably necessary or appropriate to accomplish or accompany the appointment of Purchaser (or an Affiliate of Purchaser designated by Purchaser) as successor custodian or the delegation to Purchaser (or an Affiliate of Purchaser) of Seller's authority and responsibility as custodian of all such IRA deposits except self-directed IRA deposits, including, but not limited to, sending to the depositors thereof appropriate notices, cooperating with Purchaser (or such Affiliate) in soliciting consents from such depositors, executing assignments reasonably satisfactory to Purchaser, and filing any appropriate applications with applicable regulatory authorities. If any such delegation is made to Purchaser (or such Affiliate), Purchaser (or such Affiliate) will perform all of the duties so delegated and comply with the terms of Seller's agreement with the depositor of the IRA deposits affected thereby.

         (b) If, notwithstanding the foregoing, as of the Closing Date, Purchaser shall be unable to retain deposit liabilities in respect of an IRA or the account holder has notified Seller or Purchaser of the account holder's objection to Purchaser acting as custodian or trustee of such IRA, such deposit liabilities shall be excluded from Assumed Deposits for purposes of this Agreement.

         2.7 PURCHASER'S RIGHT TO REJECT LOANS.

         (a) During the period beginning on the date of this Agreement and ending on the tenth (10th) Business Day after such date in the case of Loans carried on the books of Seller as of the date of this Agreement (the "Review Period") and, with respect to new Loans associated with the Branches and made after the date of this Agreement, during a subsequent five (5) Business Day period beginning on a mutually-agreed date at least forty five (45) calendar days prior to the Closing Date (the "Supplemental Review Period"), Seller shall afford to the officers and authorized representatives of Purchaser, subject to Seller's normal security requirements, access to all necessary Loan Documents relating to such Loans in order that Purchaser may have full opportunity to make reasonable investigations of the Loans, the Loan Documents and the Loan collateral. With respect to the Supplemental Review Period, Seller shall provide a listing of new Loans upon Purchaser's request and any such supplemental review shall be completed at least thirty-five (35) calendar days before the Closing. Notwithstanding the foregoing, Seller shall not be required to provide access to or disclose information where such access or disclosure would violate or prejudice the legal rights of any customer or employee or attorney-client privilege or would be contrary to law, rule, regulation or any legal or regulatory order or process or any fiduciary duty or binding agreement entered into prior to the date of this Agreement. Following the Closing and during a five (5) Business Day period beginning on the date on which Seller has delivered to Purchaser all Loan Documents pertaining to Loans transferred to Purchaser at the Closing as provided in Section 4.9 below, together with a listing of those Loans transferred to Purchaser at the Closing which were made by Seller subsequent to the beginning of the Supplemental Review Period and prior to Closing, Purchaser shall have the right to review the Loan Documents relating to Loans made within that period and to any other Loans with respect to which Seller withheld any Loan Documents or information from Purchaser prior to the Closing pursuant to the preceding sentence (the "Post-Closing Review Period").

         (b) No later than five (5) Business Days following the expiration of the Review Period, the Supplemental Review Period, or the Post-Closing Review Period, as applicable, Purchaser shall notify Seller in writing of the existence of any of the following defects relating to the Loans (any such Loan being called an "Identified Loan"):

                  (i) Loan Documents, which are material to the enforceability of a Loan, have been lost or are missing;

                  (ii) a Loan was not originated or has not been administered in compliance in all material respects with applicable laws or the Loan Documents pertaining to such Loan are not legal, valid and binding or do not contain the true signature of an obligor; or

                  (iii) Seller's rights in any collateral are not perfected or enforceable, or the priority of such rights are not as reflected on Seller's Records; PROVIDED, HOWEVEr, that the absence of any such right of Seller in the collateral securing such a Loan must have a material impact on the ability to recover full payment of the Loan.

         (c) Following receipt of any such notice with respect to defects identified during the Review Period or the Supplemental Review Period, and at any time prior to the date of notification to the customers of the assignment of the Loans pursuant to applicable law, Seller may in its sole discretion attempt to cure any such defect described in Section 2.7(b)(i) through (iii) to Purchaser's reasonable satisfaction. If Seller is unable or unwilling to cure such defect to Purchaser's reasonable satisfaction, Purchaser shall have the right to reject such Identified Loan in which case such Identified Loan will be excluded from this Agreement. Promptly following its receipt of any such notice with respect to defects identified during the Post-Closing Review Period, Seller will repurchase each Identified Loan from Purchaser at its net book value on Purchaser's books on the date of repurchase.

         2.8 LOAN ACCOUNTS SECURED BY DEPOSIT ACCOUNTS. In the event that a loan account at one of the Branches is specifically secured by a Deposit or security account that is assigned by Seller to another of Seller's branches, or where a Deposit account at one of the Branches secures a loan account assigned by Seller to another of Seller's branches, such loan account, Deposit account and/or security account shall not be an Assumed Deposit or a Loan.

                                   ARTICLE 3

                               CLOSING PROCEDURES

         3.1 CLOSING DATE AND PLACE; NOTIFICATIONS. The closing of the transactions provided for herein (the "CLOSING") will be held at the offices of Seller at 1417 Centura Highway, Rocky Mount, North Carolina 27804, or at another place agreed to by the parties, on or before October 31, 2003 (the "CLOSING DATE"), unless all Regulatory Approvals are not yet received despite the best efforts of Purchaser and Seller or unless a later date and time are agreed to by the parties. Notwithstanding anything contained in this Agreement to the contrary, Seller agrees that, if Purchaser receives all necessary Regulatory Approvals related to its purchase of Assets and assumption of Liabilities related to some of the Branches prior to its receipt of necessary Regulatory Approvals related to all of the Branches, and if it reasonably appears that necessary Regulatory Approvals related to the remaining Branches will not be obtained by a time that would permit a Closing related to all of the Branches to occur on or before October 31, 2003, then, at Purchaser's option exercised by written notice to Seller, separate Closings of the transactions related to each of the Branches shall be held. In the event of separate Closings, the Closing of the transactions related to Branches for which Regulatory Approvals are first received shall occur as soon as reasonably practical following Purchaser's receipt of those necessary Regulatory Approvals, its giving of the above written notice, and the satisfaction of all other conditions to Closing described herein that are related to those Branches, and the Closing of the transactions related to the remaining Branches shall occur at a later date as provided herein. In that event, this Agreement shall be deemed to be separate agreements with respect to each separate Closing and the provisions of this Agreement that apply in the case of transactions related to all Branches shall apply separately to each Branch and to each Closing, and the provisions that apply only to the transactions related to one of the Branches shall apply only to that Branch and the Closing of the transactions related to that Branch. Following the Closing of the transactions related to some but not all of the Branches, this Agreement shall remain in full force and effect separately with respect to the remaining Branches, and neither Purchaser's inability to obtain any necessary Regulatory Approval with respect to the transactions related to the remaining Branches, the inability of either party to satisfy any other conditions to the Closing of the transactions related to the remaining Branches, nor either party's breach of or termination of this Agreement with respect to the transactions related to the remaining Branches, shall have any effect on the transactions or obligations of the parties hereunder related to the Branches for which Regulatory Approvals have been obtained.

         3.2 PROCEDURE AT THE CLOSING; ADJUSTMENTS.

         (a) No later than one (1) Business Day prior to the Closing Date, Seller shall deliver to Purchaser the Preliminary Closing Statement prepared in the format set forth on SCHEDULE 1.1 and based on figures as of the end of the third (3rd) Business Day immediately preceding the Closing Date. At the Closing, the parties shall deliver the documents referred to in Sections 9.1(d), 9.2(d) and 9.3. On the Closing Date, Seller shall deliver to Purchaser the required Settlement Payment.

         (b) The sales, purchases, transfers, assumptions, leases and other acts made or taken at the Closing will be made or taken to be effective as of the Close of Business although the Settlement Payment may be paid at any time on the Closing Date. Seller shall be responsible for the Branches and the operation thereof until the Close of Business. The Close of Business shall be the relevant cutoff time for purposes of the proration described in Section 2.2, and any amounts to be paid in accordance with Section 2.2 shall be paid contemporaneously with the Final Settlement Payment on the Adjustment Date.

         (c) Within thirty (30) calendar days after the Closing, Seller shall deliver to Purchaser the Final Closing Statement. The Purchase Price and Settlement Payment shall be recalculated in accordance with Section 2.1 based on such Final Closing Statement. The "FINAL SETTLEMENT PAYMENT" shall be (i) paid on the Adjustment Date by Seller to Purchaser in the amount by which (A) the Assumed Deposits and the Accrued Expenses exceed (B) the Purchase Price and the Settlement Payment or (ii) paid on the Adjustment Date by Purchaser to Seller in the amount by which (A) the Purchase Price and the Settlement Payment exceed (B) the Assumed Deposits and Accrued Expenses, each as on the Final Closing Statement. In either case, interest at the Federal Funds Rate from the Closing Date to, but excluding, the Adjustment Date shall be included in the Final Settlement Payment. The Final Closing Statement shall become final and binding on Purchaser and Seller on the earlier of (i) the date it is approved by Purchaser by written notice to Seller or (ii) at 5:00 p.m. North Carolina time on the tenth (10th) Business Day after it is delivered by Seller to Purchaser unless, within such ten (10) Business Day period, Purchaser gives written notice to Seller of its actual or potential disagreement with respect to any item included in such Final Closing Statement. Seller and Purchaser shall use their reasonable best efforts to resolve the disagreement or concern during the ten
(10) Business Day period following receipt by Seller of such notice. If the disagreement or concern is not resolved during such ten (10) Business Day period, the dispute shall be referred to a Dispute Resolver, and such Final Closing Statement shall be modified, if required, by the Dispute Resolver and thereupon such Final Closing Statement shall become final and binding. Purchaser and Seller shall share equally the cost of any Dispute Resolver.

         (d) The Adjustment Date shall occur within four (4) Business Days after the Final Closing Statement becomes final and binding pursuant to subsection (c) of this Section. The Final Settlement Payment shall be made in cash as provided in Section 3.2(e). The Final Settlement Payment shall, for all purposes, be considered an adjustment to the Purchase Price.

         (e) All payments to be made hereunder by one party to the other shall be made by wire transfer of immediately available funds on or before 4:00 p.m. local time on the date of payment to an account specified by the receiving party at least two (2) calendar days prior to the date of payment.

         (f) If any instrument of transfer contemplated herein shall be recorded in any public record before the Closing and thereafter the Closing is not completed, then at the request of such transferring party the other party will deliver (or execute and deliver) such instruments and take such other action as such transferring party shall reasonably request to revoke or record such purported transfer.

                                   ARTICLE 4

                              TRANSITIONAL MATTERS

         4.1 CERTAIN PROCEDURES. Seller and Purchaser shall cooperate with each other and shall use their reasonable efforts to cause the timely transfer of information concerning the Deposits and the Loans which is maintained on Seller's data processing systems in accordance with a working agreement to be developed and mutually agreed upon by Purchaser and Seller within forty-five
(45) calendar days of the date of this Agreement (the "Working Agreement"). Within five (5) Business Days after the date of this Agreement, Seller and Purchaser shall each designate appropriate and qualified personnel to be responsible for this cooperation of the parties in developing and implementing the Working Agreement, and to act as an initial contact for responding to questions and requests for information. The parties acknowledge that the goal of the Working Agreement, and its implementation, is to enable Purchaser to obtain and confirm data prior to the Closing Date so that such back office conversion is completed and Purchaser is processing all data relating to the operations of the Branches on the Business Day after the Closing Date. Within twenty (20) calendar days of the date of this Agreement, appropriate personnel of Seller and Purchaser shall meet to discuss products and data mapping.

         Following execution of this Agreement, Purchaser will pick up from Seller at Seller's Operations Center in Rocky Mount, North Carolina, three sets of electronic data files, corresponding layouts, and applicable balancing reports, with respect to the Deposits and loans proposed to be Loans. The first set will be created after a night's processing as soon as possible following the date of this Agreement. The second set will be created after a night's processing approximately seven weeks prior to the Closing Date. The third set will be the live conversion set and will be created after processing on the night of the Closing Date and will be delivered to Purchaser no later than noon on the day following the Closing Date, or as of another time set forth in a plan of conversion. This third set will be accompanied by a backup set.

         In connection with its processing on the night of the Closing, Seller will produce interim statements on any Deposit or Loan account normally receiving a statement.

         4.2 CUSTOMERS.

         (a) Prior to Closing, (i) Seller and Purchaser jointly will notify the customers of the Branches of the transactions contemplated hereby and (ii) each of Seller and Purchaser shall provide, or join in providing where appropriate, with the cooperation of the other party, all notices to such customers and other persons that Seller or Purchaser, as the case may be, is required to give by any regulatory authority having jurisdiction or under applicable law, including but not limited to any notice required by the Real Estate Settlement Procedures Act of 1974, as amended, or the terms of any other agreement between Seller and any customer in connection with the transactions contemplated hereby. All costs and expenses of any notice or communication sent or published under this Agreement by Purchaser or Seller shall be the responsibility of the party sending such notice or communication and all costs and expenses of any joint notice or joint communication shall be shared equally by Seller and Purchaser.

         (b) Anything herein to the contrary notwithstanding, but subject to the provisions of Section 7.9, neither Purchaser nor Seller shall object to the use by depositors of the Assumed Deposits of checks and similar instruments issued to or ordered by such depositors on or prior to the Closing Date, which instruments may bear Seller's name, or any logo, trademark, service mark, trade name or other proprietary mark of Seller. As provided in Section 7.9, Seller and Purchaser will agree on a mutually acceptable method to notify customers who use, and to transfer funds and authorization relating to, direct deposit and direct debit arrangements related to the Assumed Deposits.

         4.3 ASSUMPTION OF OBLIGATIONS. Upon the Closing Date, Purchaser shall assume and thereafter fully and timely discharge the duties and obligations of Seller relating to all periods from and after the Closing Date with respect to the Assumed Deposits, Assumed Contracts and other Liabilities as may arise under applicable laws, regulations, agreements and rules of automated clearing houses and other payment systems which relate thereto, and in accordance with the terms of account agreements or other agreements with depositors applicable to such accounts as such terms and agreements are in effect on the Closing Date, except such terms as, under applicable law and agreement, may be changed after the Closing Date.

         4.4 MAINTENANCE OF RECORDS. Through the Closing Date, Seller will maintain the Records in accordance with safe and sound banking practices and in a manner consistent with past practice, which, with respect to financial accounting matters, is understood by Seller to be generally in accordance with GAAP. Purchaser may upon reasonable notice, at its own expense and during normal business hours, make such copies of and excerpts from the Records as it may deem desirable. All Records, whether held by Purchaser or Seller, shall be maintained for such periods following the Closing as are required by law, unless the parties shall, applicable law permitting, agree in writing to a different period. From and after the Closing Date, (a) each of the parties shall permit the other reasonable access to any applicable Records in its possession relating to matters arising on or before the Closing Date and (b) the Purchaser shall permit the Seller reasonable access (which may include insisting on appropriate legal process) to any applicable Records in its possession relating to matters arising after the Closing Date, in either case, reasonably necessary in connection with any request for information, claim, action, litigation or other proceeding involving the party requesting access to such Records or in connection with any legal obligation owed by such party to any present or former depositor or other customer.

         4.5 INTEREST REPORTING AND WITHHOLDING.

         (a) Unless otherwise agreed by the parties, Seller will report to applicable taxing authorities and holders of Assumed Deposits, with respect to the period from January 1 of the year in which the Closing occurs through the Closing Date, all interest credited to, withheld from and any early withdrawal penalties imposed upon the Assumed Deposits. Purchaser will report to the applicable taxing authorities and holders of Assumed Deposits, with respect to all periods from the day after the Closing Date, all such interest credited to, withheld from and early withdrawal penalties imposed upon such Assumed Deposits. Any amounts required by any governmental agencies to be withheld from any of the Assumed Deposits through the Closing Date will be withheld by Seller in accordance with applicable law or appropriate notice from any governmental agency and will be remitted by Seller to the appropriate agency on or prior to the applicable due date. Any such withholding required to be made subsequent to the Closing Date shall be withheld by Purchaser in accordance with applicable law or appropriate notice from any governmental agency and will be remitted by Purchaser to the appropriate agency on or prior to the applicable due date.

         (b) Unless otherwise agreed by the parties, Seller shall be responsible for delivering to payees all IRS notices with respect to information reporting and tax identification numbers required to be delivered for the period through the Closing Date which occur with respect to the Assumed Deposits. Purchaser shall be responsible for delivering to payees all such IRS notices required to be delivered for the period from the day after the Closing Date.

         (c) Unless otherwise agreed by the parties, Seller will make all required reports to applicable Tax authorities and to obligors on Loans purchased on the Closing Date, with respect to the period from January 1 of the year in which the Closing occurs through the Closing Date, concerning all interest and points received by the Seller. Purchaser will make all required reports to applicable Tax authorities and to obligors on Loans purchased on the Closing Date, with respect to all periods from the day after the Closing Date, concerning all such interest and points received.

         4.6 NEGOTIABLE INSTRUMENTS. Seller will destroy or remove any supply of Seller's money orders, official checks, gift checks or any other negotiable instruments, including travelers' checks, located at the Branches on the Closing Date.

         4.7 LEASING OF FURNITURE, FIXTURES AND EQUIPMENT. Seller shall use reasonable efforts to renew or extend on a month-to-month basis, any lease relating to Furniture, Fixtures or Equipment, that is currently in effect but that would otherwise expire on or prior to the Closing Date and will promptly notify Purchaser if it is unable to do so.

         4.8 ATM/DEBIT CARDS.

         (a) Seller will provide Purchaser with a list of ATM access/debit cards issued by Seller to depositors of any Assumed Deposits, and a data processing record in a format reasonably agreed to by the parties containing all addresses therefor, no later than forty-five (45) calendar days after the date of this Agreement. At or promptly after the Closing, Seller will provide Purchaser with a revised data processing record. Seller shall render ATM/Debit cards issued by Seller inactive as of the Closing. Purchaser shall reissue ATM access/debit cards to depositors of any Assumed Deposits prior to the Closing Date, which cards shall be effective as of the Closing Date.

         (b) Seller will not be required to disclose to Purchaser customers' PINs or algorithms or logic used to generate PINs.

         4.9 DELIVERY OF THE LOAN DOCUMENTS.

         (a) In connection with the sale hereunder, as soon as reasonably practicable after the Closing Date, Seller shall deliver to Purchaser or its designee the Loan Documents actually in the possession of Seller, including electronic Records, or at Purchaser's election, Purchaser shall pick up the Loan Documents from Seller at the places where Seller currently maintains the Loan Documents. Seller makes no representation or warranty to Purchaser regarding the condition of the Loan Documents or any single document included therein, or Seller's interest in any collateral securing any Loan, except as specifically set forth herein. Seller shall have no responsibility or liability for the Loan Documents from and after the time such files are delivered by Seller to an independent third party designated by Purchaser for shipment to Purchaser, the cost of which shall be the sole responsibility of Purchaser.

         (b) Promptly upon the execution of this Agreement, Purchaser shall provide Seller the exact name to which the Loans are to be endorsed, or whether any Loans should be endorsed in blank. Seller shall complete such endorsements and deliver the Loan Documents within thirty (30) calendar days after Closing and thereafter Seller will honor in a timely manner any further reasonable requests by Purchaser relative to additional endorsements, assignments or similar matters with respect to the Loan Documents; PROVIDED, HOWEVER, with respect to specific Loan Documents, Seller may require additional time to effectively transfer title thereto and Purchaser shall not hold Seller liable for any reasonable delays in the delivery of such Loan Documents; and FURTHER PROVIDED, HOWEVER, that Seller shall be given immediate access to any Loan Documents reasonably requested to address a Loan delinquency, payoff, customer inquiry, or similar contingency. Purchaser further acknowledges and agrees that Seller may execute or endorse any Loan Document by way of facsimile signature, other than documents which must be recorded in public registries or other documents on which Purchaser deems it necessary or advisable to have original signatures.

         4.10 COLLATERAL ASSIGNMENTS AND FILING. As reasonably requested by Purchaser, Seller shall take all such reasonable actions to assist Purchaser in obtaining the valid perfection of a first priority lien or security interest in the collateral, if any, securing each Loan sold on the Closing Date in favor of Purchaser or its designated assignee as secured party. Any such action shall be at the sole expense of Purchaser, and Purchaser shall reimburse Seller for all reasonable actual costs of third-party services incurred in connection therewith, provided any such costs that exceed $1,000 in the aggregate are approved in advance by Purchaser.

         4.11 TRAINING. Seller shall permit Purchaser to train employees of the Branches before Closing with regard to Purchaser's operations, policies and procedures at Purchaser's sole cost and expense, and Purchaser shall reimburse Seller for all employee overtime compensation costs related to periods of time during which the employees are trained. This training may, as mutually agreed upon by Seller and Purchaser, take place at the Branches and may take place during business hours; provided, however, that any training that occurs shall be conducted in a manner not disruptive to operations of the Branches.

         4.12 COLLATERAL FOR PUBLIC FUNDS DEPOSITS. At least thirty (30) Business Days prior to the Closing, Seller shall provide Purchaser with a listing of any pledge of collateral by Seller with respect to any deposit proposed to be an Assumed Deposit that constitutes public funds or otherwise requires collateral. Purchaser shall use its best efforts to make arrangements acceptable to such customer prior to the Closing Date to replace Seller's collateral with collateral belonging to Purchaser. If such deposit cannot be collateralized in a manner acceptable to the deposit customer, it shall not become an Assumed Deposit.

         4.13 TELEPHONE NUMBERS. Except for toll-free numbers and call center numbers, Seller shall take all steps reasonably necessary to enable Purchaser, after the Closing, to continue to use the telephone numbers used at the Branches on the date of this Agreement.

         4.14 CHANGE OF NAME. Seller shall remove from the Branches all items that are not being transferred to Purchaser under this Agreement, including but not limited to signage (which, at the election of Purchaser, shall include all structures supporting such signage) that bears Seller's logos, trade names, or trademarks, on or prior to the Closing, at Seller's own expense. Seller shall have the option to remove and retain, or provide to Purchaser, signage apparatus at the Branches that does not bear Seller's logos, trade names, or trademarks. Seller shall give notice to Purchaser, at least twenty (20) calendar days before Closing, of its decision so as to allow Purchaser to make plans for signage.

         4.15 CREDIT INSURANCE. Seller will remit all proceeds it receives on account of credit insurance on the Loans to Purchaser, and Seller will use its best efforts to assign policies of credit insurance associated with the Loans to Purchaser. Purchaser will remit any insurance premiums paid to it in connection with the Loans to appropriate credit insurance company.

                                   ARTICLE 5

                    REPRESENTATIONS AND WARRANTIES OF SELLER

                  Seller represents and warrants as follows:

         5.1 CORPORATE ORGANIZATION AND AUTHORITY. Seller is a bank duly organized, validly existing and in good standing under the laws of the State of North Carolina and has the requisite power and authority to conduct the business now being conducted at the Branches, to accept and maintain the Assumed Deposits and to own the Assets. Seller is a member of BIF and its Deposits maintained at the Branches are insured by BIF, subject to applicable FDIC coverage limitations. Seller has the requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement is a valid and binding agreement of Seller enforceable against Seller in accordance with its terms subject, as to enforcement, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

         5.2 NO CONFLICT; LICENSES AND PERMITS; COMPLIANCE WITH LAWS AND REGULATIONS. The execution, delivery and performance of this Agreement by Seller does not, and will not, (i) violate any provision of its charter or by-laws or
(ii) subject to the receipt of the Regulatory Approvals, violate or constitute a breach of, or default under, any law, rule, regulation, judgment, decree, ruling or order of any court, government or governmental agency to which Seller is subject or under any agreement or instrument of Seller, or to which Seller is subject or is a party or by which Seller is otherwise bound, or to which any of the Assets, Assumed Deposits, or Assumed Contracts (except for any required consents under Assumed Contracts in respect of the transactions herein contemplated) or the Branches are subject, which violation, breach, contravention or default referred to in this clause would have a Material Adverse Effect, individually or in the aggregate. Seller has all material licenses, franchises, permits, certificates of public convenience, orders and other authorizations of all foreign, federal, state and local governments and governmental authorities necessary for the lawful conduct of its business at the Branches as now conducted and all such licenses, franchises, permits, certificates of public convenience, orders and other authorizations are valid and in good standing and are not subject to any suspension, modification or revocation or proceedings related thereto.

         5.3 APPROVALS AND CONSENTS. Except as required to obtain the Regulatory Approvals, no notices, reports or other filings are required to be made, as of the date hereof, by Seller with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained, as of the date hereof, by Seller from, any governmental or regulatory authorities in connection with the execution and delivery of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby.

         5.4 TITLE TO ASSETS. Except as set forth in SCHEDULE 5.4, Seller has good and marketable fee title to the Assets, free and clear of all Encumbrances; PROVIDED, HOWEVER, that this representation does not cover the Real Property.

         5.5 UTILITIES COMPLETE. To Seller's knowledge, all utility services, including sewer, water, gas and electric power and telephone service, as applicable, are available to the Branches.

         5.6 CONDEMNATION PROCEEDINGS. Seller has not received any notice of any condemnation or eminent domain proceedings or negotiations for the purchase of the Real Property in lieu of condemnation, and to Seller's knowledge, no condemnation or eminent domain proceedings or negotiations have been commenced or threatened in connection with the Branches.

         5.7 CONTRACTS. Each Assumed Contract constitutes a valid and binding obligation of the Seller and there does not exist, with respect to Seller's obligations thereunder, any material default, or event or condition which constitutes, or after notice or passage of time or both would constitute, a material default on the part of Seller under any Assumed Contract. Each lease relating to Furniture, Fixtures and Equipment used in a Branch is current and all rents, expenses and charges payable by Seller have been paid or accrued in accordance with the terms thereof.

         5.8 FIDUCIARY OBLIGATIONS. Other than in respect of IRAs, Seller has no trust or fiduciary relationship or obligations in respect of any of the Assumed Deposits or in respect of any other Assets or Liabilities.

         5.9 EMPLOYEES. Seller has complied, and is currently in compliance, in all material respects with applicable law (including, without limitation, the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), rules and regulations relating to the employment of labor, including without limitation those relating to wages, hours, unfair labor practices, employment discrimination and payment of social security and similar taxes with respect to Employees.

         5.10 LITIGATION AND LIABILITIES. SCHEDULE 5.10 sets forth each action, suit, proceeding or investigation pending, or to Seller's knowledge, threatened against Seller at law, in equity or otherwise, in, before or by any court or governmental agency or authority, related to the Assets, the Assumed Deposits or the Branches. There is no action, suit, proceeding or investigation pending or, to Seller's knowledge, threatened against Seller at law, in equity or otherwise, in, before, or by any court or governmental agency or authority related to the Assets, the Assumed Deposits or the Branches and which, individually or in the aggregate, could have a Material Adverse Effect.

         5.11 REGULATORY MATTERS. There are no pending, or, to the knowledge of Seller, threatened, disputes or controversies between Seller and any federal, state or local governmental authority (i) with respect to the Branches or (ii) that, individually or in the aggregate, reasonably could be expected to have a Material Adverse Effect. Except for the possibility that a Branch purchase may not be approved due to competitive issues relating to deposit concentration in the relevant market, Seller is unaware of any reason why the Regulatory Approvals and, to the extent necessary to consummate the transaction described herein, any other approvals, authorization or filings, registrations and notices cannot be obtained.

         5.12 BROKERS' FEES. Except for Trident Securities, Seller has not employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement.

         5.13 COMPLIANCE WITH LAWS. Seller's business at the Branches has been conducted in material compliance with all federal, state and local laws, regulations and ordinances applicable thereto, including without limitation, informational reporting, truth in lending, truth in savings and consumer credit laws and regulations, currency transaction reporting and Environmental Laws, except for any failure to comply that would not, individually or in the aggregate, result in a Material Adverse Effect.

         5.14 ABSENCE OF CERTAIN CHANGES, ETC. Except in connection with the transaction contemplated hereby, since December 31, 2002, Seller's business at the Branches has been conducted only in, and there has not been any material transaction other than according to, the ordinary and usual course of such business and (a) there has not been any material adverse change in the condition (financial or otherwise), properties, business or results of operations of the Branches, or any development or combination of developments (other than those related to general economic conditions or conditions generally affecting the industry and/or areas in which the Branches operate) which, individually or in the aggregate, is reasonably likely to result in any such change; PROVIDED THAT, Seller makes no representation or warranty that there will be no material adverse change in the level of Deposits prior to the Closing Date or that there will be any certain level of Deposits on the Closing Date, or (b) except as the parties may otherwise agree in writing, there has not been any material change by Seller in accounting principles, practices or methods that would affect the items reflected in the Closing Statement or the Final Closing Statement, except as may be required by changes in GAAP.

         5.15 BOOKS AND RECORDS. Since December 31, 2002, the books, accounts and records of the Branches have been maintained in accordance with safe and sound banking practices and in a manner consistent with past practice, which, as they relate to financial accounting, is in accordance with GAAP.

         5.16 LOANS. With respect to each Loan:

         (a) Such Loan was solicited and originated in material compliance with all applicable requirements of federal, state, and local laws and regulations in effect at the time of such solicitation and origination; and there was no fraud on the part of the Seller with respect to the origination of any Loan;

         (b) To Seller's knowledge, each note evidencing a Loan and any related security instrument (including, without limitation, any guaranty or similar instrument) constitutes a valid and legally binding obligation of the obligor thereunder enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfers, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles;

         (c) The collateral for each secured Loan is (i) the collateral described in the related Loan Documents and (ii) subject to a valid, enforceable and perfected lien with the priority reflected in the Loan Documents;

         (d) Such Loan was made substantially in accordance with Seller's standard underwriting and documentation guidelines, which are generally consistent with prudent and customary industry standards, as in effect at the time of its origination and has been administered substantially in accordance with the Loan Documents and Seller's standard loan servicing procedures, which are generally consistent with prudent and customary industry standards, as in effect from time to time;

         (e) Except as set forth in SCHEDULE 5.16(E), immediately prior to the Closing the Seller will be the sole owner of each Loan, free and clear of any Encumbrance.

         5.17 NO OTHER REPRESENTATIONS OR WARRANTIES. Except for the representations and warranties expressly contained in this Agreement, none of the Seller, any Affiliate of Seller or any other person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Seller.

                                   ARTICLE 6

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

                  Purchaser represents and warrants as follows:

         6.1 CORPORATE ORGANIZATION AND AUTHORITY. Purchaser is a bank duly organized, validly existing and in good standing under the laws of the State of North Carolina. Purchaser has the requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement, to consummate the transactions contemplated hereby, to accept and maintain the Assumed Deposits, to own the Assets and to operate the Branches.

This Agreement is a valid and binding agreement of Purchaser enforceable against Purchaser in accordance with its terms subject, as to enforcement, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles. Purchaser is a member of BIF and its deposits are insured by the FDIC, subject to applicable FDIC coverage limitations.

         6.2 NO CONFLICT; LICENSES AND PERMITS; COMPLIANCE WITH LAWS AND REGULATIONS. The execution, delivery and performance of this Agreement by Purchaser does not, and will not, violate any provision of its charter or by-laws or, subject to the receipt of the Regulatory Approvals, violate or constitute a breach or contravention of or default under any law, rule, regulation, order, judgment, decree or filing of any government, governmental authority or court to which Purchaser is subject or under any agreement or instrument of Purchaser, or by which Purchaser is otherwise bound, which violation, breach, contravention or default, individually or in the aggregate,
(i) could be expected to result in a Material Adverse Effect or (ii) could impair the validity or consummation of this Agreement or the transactions contemplated hereby. On the Closing Date Purchaser shall have all material licenses, franchises, permits, certificates of public convenience, orders and other authorizations of all foreign, federal, state and local governments and governmental authorities necessary for the lawful conduct of its business at the Branches and all such licenses, franchises, permits, certificates of public convenience, orders and other authorizations will be valid and in good standing and not subject to any suspension, modification or revocation or proceedings related thereto.

         6.3 APPROVALS AND CONSENTS. Except as required to obtain the Regulatory Approvals, no notices, reports or other filing are required to be made by Purchaser with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Purchaser from, any governmental or regulatory authorities in connection with the execution and delivery of this Agreement by Purchaser and the consummation of the transactions contemplated hereby by Purchaser.

         6.4 BROKERS' FEES. Purchaser has not employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement.

         6.5 REGULATORY MATTERS.

         (a) There are no pending, or, to the knowledge of Purchaser, threatened, disputes or controversies between Purchaser or any of its Affiliates and any federal, state or local governmental authority that, individually or in the aggregate, reasonably could be expected to have a Material Adverse Effect. Except for the possibility that a Branch purchase may not be approved due to competitive issues relating to deposit concentration in the relevant market, Purchaser is unaware of any reason why the Regulatory Approvals and, to the extent necessary to consummate the transaction described herein, any other approvals, authorization or filings, registrations and notices cannot be obtained.

         (b) Purchaser has at least a "satisfactory" rating under the Community Reinvestment Act of 1977, and is (and on a pro forma basis giving effect to the transaction contemplated by this Agreement will be) at least "adequately capitalized," as defined for purposes of the Federal Deposit Insurance Act.

         (c) Purchaser is not a party to any written order, decree, agreement or memorandum of understanding with, or commitment letter or similar submission to, any federal or state governmental agency or authority charged with the supervision or regulation of depository institutions or engaged in the insurance of deposits nor has Purchaser been advised by any such regulatory authority that such authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter or submission, in each case which order, decree, agreement, memorandum of understanding, commitment letter or submission (i) could reasonably be expected to result in a Material Adverse Effect or (ii) could impair the validity or consummation of this Agreement or the transactions contemplated hereby.

         6.6 FINANCING AVAILABLE. Not later than the Closing Date, Purchaser will have available sufficient cash or other liquid assets or financing pursuant to binding agreements or commitments which may be used to fund the transactions contemplated by this Agreement; and Purchaser's ability to consummate the transactions contemplated by this Agreement is not contingent on raising any equity capital, obtaining specific financing, consent of any lender or any other matter.

         6.7 LITIGATION AND UNDISCLOSED LIABILITIES. There are no actions, suits or proceedings pending or, to Purchaser's knowledge, threatened against Purchaser, or obligations or liabilities (whether or not accrued, contingent or otherwise) or facts or circumstances that could reasonably be expected to result in any claims against or obligations or liabilities of Purchaser that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

         6.8 NO OTHER REPRESENTATIONS OR WARRANTIES. Except for the representations and warranties expressly contained in this Agreement, none of the Purchaser, any Affiliate of Purchaser or any other person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Purchaser.

                                   ARTICLE 7

                            COVENANTS OF THE PARTIES

         7.1 ACTIVITY IN THE ORDINARY COURSE.

         (a) From the date hereof to and including the Closing Date, Seller shall conduct the business of the Branches in the ordinary and usual course consistent with past practices and standards, and Seller shall not, without the prior written consent of Purchaser:

                  (i) Permit the Branches to engage or participate in any material transaction or incur or sustain any material obligation except in the ordinary course of Branch business;

                  (ii) Offer interest rates or terms on any category of Deposits or loans at the Branches which are not determined in a manner consistent with past practice and procedure and which, in any event, are materially either over or under what would be considered market rates (i.e., rates generally offered by similarly situated banks in the municipalities and immediately surrounding areas of the branches) at the time of the offer;

                  (iii) Except as expressly contemplated herein, transfer to or from the Branches to or from any of Seller's other operations or branches any Assets or Deposits, except upon the unsolicited request of a depositor or customer in the ordinary course of business or if such deposit is pledged as security for a loan or similar obligation that is not an Asset;

                  (iv) Except in the ordinary course of business, sell, transfer, assign, encumber or otherwise dispose of or enter into any contract, agreement or understanding to sell, transfer, assign, encumber or dispose of any Asset;

                  (v) Make or agree to make any material improvements to the Branches or the Real Property except with respect to commitments for such made on or before the date of this Agreement and disclosed on
         SCHEDULE 7.1or normal maintenance purchased or made in the ordinary course of business;

                  (vi) Terminate the operations of the Branches or file any application to relocate or close the Branches;

                  (vii) Enter into any commitment, agreement, understanding or other arrangements to transfer, assign, encumber or otherwise dispose of the Branches, except in a manner consistent with Seller's obligations under this Agreement; or

                  (viii) except for those employees of the Branches listed on
         SCHEDULE 1.2, transfer any employee employed at one of the Branches to any other branch of Seller, nor will Seller permit any employee of one of the Branches to post for positions outside such Branch, nor will Seller grant any increase in the salary or wages of any of the employees of the Branches other than normal increases at times and amounts consistent with Seller's past practices.

         (b) Between the date of this Agreement and the Closing Date, neither Seller nor Purchaser shall, and each shall cause its respective officers, directors, agents and employees not to, take any action that is intended to induce, or is reasonably likely to induce, the transfer of banking business from the Branches; PROVIDED, HOWEVER, that nothing in this paragraph shall limit the right of either party to advertise or market its products in the ordinary course of business.

         (c) From the date hereof until twelve (12) months after (i) the Closing Date or (ii) the date of termination of this Agreement, whichever is applicable (the "Non-Solicitation Period"), Seller agrees that it will not solicit any individual that Seller knows is an employee of Purchaser who is employed in a Branch or whose place of employment is within the traditional and primary market area of a Branch. Likewise, except as explicitly contemplated hereby with respect to the Transferred Employees, Purchaser agrees that during the Non-Solicitation Period, Purchaser will not solicit for employment any individual that Purchaser knows is an employee of Seller in a Branch or whose place of employment is within the traditional and primary market area of a Branch . The parties agree, however, that general recruiting advertisements not targeted specifically at the other's employees shall not be considered a solicitation under this Section 7.1(c). Seller also agrees that for a period of twenty-four (24) months after the Closing Date (or if more than one, the first) it will not open or otherwise operate either directly or through a subsidiary a branch banking facility in the municipal limits of any of the cities or towns in which any of the Branches are now located, or within a distance of five (5) miles of each of such municipal limits ("Restricted Area"), PROVIDED, HOWEVER, if Seller, or any of its subsidiaries or affiliates, merges with or into or acquires or is acquired by another bank or financial institution that operates or maintains either directly or indirectly a branch banking facility or facilities in the Restricted Area, the continued operation or maintaining of that branch or those branches by Seller or any other person shall not constitute a breach by Seller or any other person of Seller's agreement as set forth in this part of Section 7.1(c).

         7.2 ACCESS AND CONFIDENTIALITY.

         (a) Between the date of this Agreement and the Closing Date, Seller shall afford to Purchaser and its officers, employees, agents and representatives full access to the properties, books, records, contracts, documents, files (including Loan files) and other information of or relating to the Branches, the Assets, the Assumed Contracts and the Assumed Deposits upon reasonable advance notice during normal business hours; PROVIDED, HOWEVER, that any inspection shall be conducted in a manner that does not unreasonably interfere with Seller's normal business operations or its relations with its customers. Seller shall cause its personnel to be reasonably available during normal business hours, to an extent not disruptive of ongoing operations, to provide information and assistance in connection with Purchaser's investigation of matters relating to the Branches, the Assets, the Assumed Contracts and the Assumed Deposits and to familiarize Purchaser with basic policies and operational procedures of Seller relating to the Branches. Seller shall furnish Purchaser with such additional financial and operating data and other information about its business operations at the Branches as may be reasonably necessary for the orderly transfer of the business operations of the Branches.

         (b) Subject to Section 12.4 hereof, each party to this Agreement shall hold, and shall cause its respective directors, officers, employees, agents, consultants and advisors to hold, in strict confidence (unless disclosure to a bank regulatory authority is necessary in connection with any Regulatory Approval or unless compelled to disclose by judicial or administrative process or, in the written opinion of its counsel, by other requirements of law or the applicable requirements of any regulatory agency or relevant stock exchange) all discussions and information related to the Branches (or, if required under a contract with a third party, concerning such third party) and, with respect to Purchaser, all non-public records, books, contracts, instruments, computer data, system requirements and other data and information (collectively, "INFORMATION") furnished to it by Seller or Seller's representatives pursuant to this Agreement (except to the extent that such Information can be shown to have been (i) previously known by such party on a non-confidential basis, (ii) in the public domain through no fault of such party or (iii) later lawfully acquired from other sources by the party to which it was furnished and such other source is not subject to a confidentiality restriction with regard to such Information), and neither party shall release or disclose such Information to any other person, except, upon the same conditions of confidentiality, its auditors, attorneys, financial advisors, bankers, other consultants and advisors and, to the extent permitted above, bank regulatory authorities.

         (c) This Section shall not prohibit disclosure of Information required by applicable law to be disclosed, but such additional disclosure shall be limited to that actually required by law, and the party making disclosure shall give the other party as much notice as is practicable of such obligation (except where prohibited by applicable law) so that the other party may seek a protective order or other similar or appropriate relief, and also shall undertake in good faith to have the Information disclosed treated confidentially by the party to whom the disclosure is made.

         (d) Notwithstanding any other express or implied agreement, arrangement or understanding to the contrary, Purchaser and Seller may disclose to any third party (i) the tax treatment and tax structure of this Agreement; (ii) any fact that may be relevant to understanding the tax treatment and the tax structure of this Agreement; and (iii) any materials that are provided to Purchaser and/or Seller relating to the tax treatment and tax structure of this Agreement. Purchaser and Seller may, however, keep confidential any information relating to the tax treatment and tax structure of this Agreement to the extent required to be kept confidential to comply with applicable federal and state securities laws.

         7.3 REGULATORY APPROVALS. As soon as practicable after the date of this Agreement and no later than five (5) Business Days after the date of this Agreement, Purchaser shall prepare and file any applications to federal or state regulatory authorities for approvals necessary, including all Regulatory Approvals, to consummate the transactions contemplated by this Agreement. Seller shall cooperate fully and promptly with Purchaser in connection with Purchaser's applications, and will prepare and file any such applications required by regulatory authorities to be filed by Seller. Purchaser shall use its reasonable best efforts to obtain each such approval as promptly as practicable, and Purchaser and Seller will cooperate in connection therewith and provide the other with copies of any applications relating thereto prior to filing, other than material filed in connection therewith under a claim of confidentiality.

         7.4 ASSUMED CONTRACTS.

         (a) Seller agrees to provide to Purchaser as soon as reasonably possible, but no later than thirty (30) calendar days after the date hereof, a conformed copy of all potential Assumed Contracts, to be in effect as of the Closing Date. Within ten (10) calendar days thereafter, Purchaser shall notify Seller of all such contracts that are to be Assumed Contracts. Purchaser shall have no obligation or liability to any person under any contract that is not an Assumed Contract.

         (b) Seller shall use reasonable efforts (such efforts not to include making payments to third parties), and Purchaser shall cooperate to, obtain from any parties to any Assumed Contracts any required consents to the assignment of the Assumed Contracts to Purchaser, under the existing terms and conditions contained in the Assumed Contracts on the Closing Date; PROVIDED, HOWEVER, that Seller shall not obtain any consent that imposes a condition, commitment or requirement that would, after consultation with Purchaser and in Purchaser's reasonable judgment, adversely affect the operations of the Branches. Any such Assumed Contract for which consent has not been obtained as of the Closing Date shall not be an Assumed Contract and the Seller shall have no obligation to continue attempting to obtain such consent. For any contract for which a required consent is not obtained and satisfactory alternatives are not available, Purchaser shall have the right to terminate this Agreement if the Purchaser reasonably believes such contract is material to the operations of the Branches.

         7.5 DELIVERY OF RECORDS AT CLOSING. At or prior to the Closing, Purchaser shall pick up from Seller at Seller's Operations Center in Rocky Mount, North Carolina all Delivery Records as well as all the data which is reasonably necessary for the conversion of the Assumed Deposits to Purchaser's data processing system; provided, however, that Seller and Purchaser each shall pay for their own expenses incurred in the conversion.

         7.6 FURTHER ASSURANCES. Purchaser and Seller agree to use all reasonable efforts to satisfy or cause to be satisfied as soon as practicable their respective obligations hereunder and the conditions precedent to the Closing. Each of Seller and Purchaser will execute, acknowledge and deliver such instruments and take such other actions as the other party may reasonably require in order to carry out the intent of this Agreement. Seller will duly execute and deliver such assignments, bills of sale, deeds, acknowledgment and other instruments of conveyance and transfer as shall at any time be necessary or appropriate to vest in Purchaser the full legal and equitable title to the Assets being sold hereunder, free and clear of all Encumbrances, except as set forth on SCHEDULE 5.4. For a reasonable period of time after the Closing Date, each party will promptly deliver to the other all mail and other communications which are properly addressable or deliverable to the other as a consequence of the transactions pursuant to this Agreement; and without limitation of the foregoing, on and after the Closing Date, Seller shall promptly forward any mail, communications or other material relating to the Assumed Deposits or the Assets, to such employees of Purchaser at such addresses as may from time to time be specified by Purchaser in writing.

         7.7 INSURANCE; RISK OF LOSS. Seller shall maintain the Assets in customary repair, order, and condition, reasonable wear and tear and damage by fire or other unavoidable casualty excepted. Until the effectiveness of the Closing, Seller shall maintain insurance on the Assets consistent with its historical practices and all risk of loss shall be on the Seller. Seller shall remain in substantial compliance with any obligations it has under the Assumed Contracts or otherwise relating to maintenance of and insurance upon the Assets. As of the Closing, Seller shall discontinue its insurance coverage maintained in connection with the Assets and risk of loss thereafter shall be on the Purchaser.

         7.8 NOTICES OF DEFAULT. Seller and Purchaser shall each promptly give written notice to the other upon becoming aware of the impending or threatened occurrence of any event which could reasonably be expected to cause or constitute a breach of any of their respective representations, warranties, covenants or agreements contained in this Agreement.

         7.9 NEW ACCOUNT NUMBERS AND CHECKS. Purchaser agrees, at its cost and expense, (1) to assign new account numbers to depositors of Assumed Deposits,
(2) to notify such depositors, on or before the Closing Date, in a form and on a date reasonably and mutually acceptable to Seller and Purchaser, of Purchaser's assumption of the Deposit, and (3) to furnish such depositors with checks on the forms of Purchaser and with instructions to utilize Purchaser's checks and to destroy unused check, draft and withdrawal order forms of Seller. Purchaser shall not provide checks to depositors more than ten (10) calendar days prior to the Closing Date. If Purchaser so elects, Purchaser may offer to buy from such depositors their unused Seller check, draft and withdrawal order forms. In addition, Seller will notify its affected customers by letter of the pending assignment of Assumed Deposits to Purchaser, which notice shall be at Seller's cost and expense and shall be in a form and mailed at a time reasonably and mutually agreeable to Seller and Purchaser.

         7.10 SETTLEMENT OPERATIONS AFTER CLOSING. Seller and Purchaser hereby agree that, except as provided below, for a period of ninety (90) calendar days after the Closing Date, or such shorter period as agreed to in writing by the parties, or, only with the prior written consent of Seller, for such longer period as Purchaser may reasonably determine to be necessary:

         (a) Seller agrees that it will transfer, convey, and assign to Purchaser all deposits received by Seller after the Closing for credit to any of the Assumed Deposit accounts, and all payments received by Seller after the Closing for application to or on account of any of the Assets.

         (b) Seller agrees to notify Purchaser of the return to it of any items deposited in, or cashed at, the Branches prior to the Closing Date and shall expeditiously forward any such items to Purchaser. If Purchaser cannot recover on such returned items after making a good faith effort to do so, Seller shall reimburse Purchaser for such return items upon assignment of such items by Purchaser to Seller. Purchaser's good faith effort shall include collection efforts consistent with Purchaser's existing collection policies in effect from time to time but shall not include institution of any legal action with respect to such recovery.

         (c) To the extent permitted by law and the applicable Deposit contracts, Purchaser agrees that it will honor all properly payable checks, drafts, withdrawal orders and similar items drawn on Seller's forms against Assumed Deposits which are presented to Purchaser by mail, over its counters, or through clearing houses.

         (d) Provided that such items have been timely delivered to Purchaser by Seller, Purchaser shall pay the items referred to in Section 7.10(c). Seller shall make such checks and drafts available for pickup by Purchaser at EDS's Charlotte Item Processing Center no later than 10:00 a.m. on the Business Day following the day they were processed by Seller. Purchaser shall promptly reimburse Seller on a daily basis for the amount of all such checks and drafts paid by Seller. Seller shall be under no obligation with respect to any such checks or drafts after their delivery, including late returns, if the items are made available to Purchaser in the agreed upon manner. Purchaser shall not return any such checks or drafts to Seller, but shall handle any returns directly with the depositary bank or other parties in the clearing process.

         (e) As of the Closing Date, Purchaser, at its expense, will notify all Automated Clearing House ("ACH") originators of the transfers and assumptions made pursuant to the Agreement; provided, however, that Seller may, at its option, notify all such originators itself (on behalf of Purchaser). For a period of one hundred twenty (120) calendar days beginning on the Closing Date, Seller will honor all ACH items related to accounts assumed under this Agreement which are mistakenly routed or presented to Seller. Seller will make no charge to Purchaser for honoring such items, and will electronically transmit such ACH data to Purchaser on a daily basis. If Purchaser cannot receive an electronic transmission, Seller will make available daily to Purchaser at Seller's operations Center receiving items from the Automated Clearing House tapes containing such ACH data. Any ACH items presented to Purchaser by Seller which are not posted by the Purchaser shall be the responsibility of the Purchaser to return through its normal ACH return process. Items mistakenly routed or presented after the one hundred twenty (120) calendar day period should be returned to the presenting party. Seller and Purchaser shall make arrangements to provide for the daily settlement with immediately available funds by Purchaser of any ACH items honored by Seller, and Seller shall be held harmless and indemnified by Purchaser for acting in accordance with this arrangement to accept ACH items. Seller agrees to settle any and all ATM transactions effected on or before the Closing Date, but processed after the Closing Date, as soon as practicable. Purchaser and Seller agree to remit the total net balance of such transactions to Seller or Purchaser, as the case may be, on the same date the transactions are settled. In instances where a depositor of a Deposit made an assertion of error regarding an account constituting an Assumed Deposit pursuant to the Electronic Funds Transfer Act and Federal Reserve Board Regulation E, and Seller, prior to the Closing, recredited the disputed amount to the relevant account during the conduct of the error investigation, Purchaser agrees to comply with a written request from Seller to debit such account in a stated amount and remit such amount to Seller, to the extent of the balance of funds available in the accounts.

         (f) Seller shall provide Purchaser with a listing of each stop payment order (but not the orders themselves) in effect as to a Deposit or Loan on the Closing Date. Purchaser shall honor all stop payment orders relating to the Deposits or the Loans initiated prior to the Closing and reflected in the magnetic tape made available by Seller to Purchaser on the Closing Date. In the event that Purchaser shall make any payment in violation of a stop payment order initiated prior to the Closing but not reflected in stop payment documents and the magnetic tape made available by Seller to Purchaser prior to such payment, then Seller shall indemnify, hold harmless and defend Purchaser from and against all claims, losses and liabilities, including reasonable attorneys' fees and expenses, arising out of any such payment. In the event that Purchaser shall make any payment in violation of a stop payment order initiated prior to the Closing that is reflected in stop payment documents and the magnetic tape made available by Seller to Purchaser prior to such payment, then Purchaser shall indemnify, hold harmless and defend Seller from and against all claims, losses and liabilities, including reasonable attorneys' fees and expenses, arising out of any such payment.

         (g) After the Closing Date, Purchaser hereby agrees to accept, assume and process any and all "charge-back items" received subsequent to the Closing Date but arising prior thereto against MasterCard and/or Visa debit card Assumed Deposit accounts, as covered under Visa charge-back regulations. "Charge-back items" shall include, but not be limited to, disputed items, purchases over limit, fraudulent use of card, late presentations of sales slips, unpresented credit on sales returns and other adjustments as specified under the rules and regulations of MasterCard and/or Visa. If Purchaser cannot recover on any such charge-back items after making a good faith effort to do so, Seller shall reimburse Purchaser for such items upon assignment of such items by Purchaser to Seller. Purchaser's good faith effort to recover on any such items shall not require that Purchaser take any legal action against any person.

         (h) All overdrawn Deposit accounts will be assigned to Purchaser at Closing and the Overdrafts represented thereby will be included in the Assets purchased by the Purchaser at Closing. Purchaser will use good faith efforts consistent with its normal collection practices to collect the Overdrafts; Purchaser's good faith efforts to collect Overdrafts shall not require, however, that it institute any legal action against any person. Seller will reimburse Purchaser for any Overdrafts deemed uncollectable by Purchaser following such good faith collection efforts and an assignment of the rights to pursue such Overdrafts to Seller. Seller agrees that, following the date of this Agreement, Seller will not alter or change any business practice at the Branches related to overdrawn Deposit accounts.

         (i) Purchaser and Seller agree that all amounts required to be remitted by either such party to the other party hereto pursuant to this Section shall be settled on a daily basis. Any amounts to be paid by Seller to Purchaser shall be netted daily against any amounts to be paid by Purchaser to Seller, such that only one amount, representing the net amount due, shall be transferred on a daily basis by the party with the higher amount of remittances for such day in immediately available funds. Seller shall provide Purchaser with a daily net settlement figure for all such transactions from the immediately preceding Business Day by 12:00 noon Eastern Time on each Business Day and the party obligated to remit any funds thereunder shall do so in immediately available funds by wire transfer by 2:00 p.m. Eastern Time on such day or by any other method of payment agreed upon by the parties; any such settlement shall be provisional pending receipt or review by the parties of the physical items relating to such settlement; the next daily settlement to reflect any adjustments resulting from a parties receipt and examination of the physical items.

         7.11 COVENANT OF SELLER NOT TO SOLICIT. Seller hereby agrees that for a period of one year from the Closing Date, Seller shall not specifically target and solicit customers of the Branches whose Deposits or Loans are being assumed or purchased by Purchaser; provided, however, that nothing in this Section 7.11 shall (i) restrict general mass mailings, telemarketing calls, statement stuffers, advertisements or other similar communications whether in print, on radio, television, the Internet, or by other means that are directed to the general public or to a group of customers who may include customers of the Branches, provided that such group is defined by criteria other than primarily as customers of the Branches or customers who reside in the traditional and primary market area of the Branches, (ii) otherwise prevent Seller from taking such actions as may be required to comply with applicable federal or state laws, rules or regulations or from servicing or communicating with the then-current customers of Seller, including customers of Seller with whom Seller maintains account relationships either centrally or at other branches.

         7.12 REAL PROPERTY MATTERS.

         (a) Seller agrees to deliver to Purchaser, as soon as reasonably possible after the execution of this Agreement, not to exceed ten (10) Business Days from the date of this Agreement, copies of all (i) title information in possession of Seller, including, but not limited to, title insurance policies, attorneys' opinions on title, surveys, covenants, deeds, notes and mortgages and easements relating to the Real Property, and (ii) reports, surveys, notices, correspondence or other information known to Seller and reasonably retrievable by Seller, or in Seller's possession, which relate to the environmental condition of the Real Property or existing or potential violations of laws or regulations relating to the environment. Such delivery shall constitute no warranty by Seller as to the accuracy or completeness thereof or that Purchaser is entitled to rely thereon.

         (b) At its option and expense, Purchaser may cause to be conducted within forty-five (45) calendar days after the date of this Agreement (the "Study Period") (i) a title examination, physical survey, zoning compliance review, and structural inspection of the Real Property and Improvements thereon (the "Property Examination") and (ii) site inspections, regulatory analyses, and Phase 1 environmental assessments of the Real Property, together with such other studies and analyses as Purchaser shall deem necessary or desirable (collectively, the "Environmental Survey"); provided, however, that, without the prior written consent of Seller, Purchaser shall not conduct any soil, surface water or ground water sampling ("Intrusive Testing").

         (c) If in the course of the Property Examination or Environmental Survey Purchaser discovers a "Material Defect" (as defined in Subsection (d) below) with respect to the Real Property, Purchaser will give prompt written notice thereof to Seller (but in any event prior to 5:00 p.m. on the last day of the Study Period) describing the facts or conditions constituting the Material Defect and the measures which Purchaser reasonably believes are necessary to correct such Material Defect. If Purchaser fails to give such written notice of a Material Defect to Seller within the Study Period, Purchaser shall be deemed to have waived the right to assert the existence of any Material Defect for which notice was not so provided. If Purchaser provides Seller with written notice of a Material Defect within the Study Period, Seller and Purchaser shall promptly discuss and seek to reach agreement as to an acceptable cure or other resolution of the asserted Material Defect. Seller shall respond to Purchaser's notice before 5:00 p.m. on the twentieth (20th) Business Day after its receipt advising Purchaser whether Seller elects to cure the Material Defect. Absent such a response, Seller shall be deemed to have declined to cure such Material Defect. If Seller elects to cure, then Seller shall proceed with such cure and shall complete such cure within forty-five (45) calendar days thereafter or such additional period as shall be agreed upon by Seller and Purchaser, provided that completion of the cure shall be a condition to Purchaser's obligation to close.

         If Seller elects not to cure or is not able to cure any Material Defect with respect to the Real Property and Purchaser and Seller are otherwise unable to agree on how the Material Defect will be addressed in order to effect Closing on the Real Property, or if Seller does not consent to any Intrusive Testing reasonably proposed by Purchaser, then Purchaser shall have the option exercisable upon written notice to Seller delivered at least ten (10) Business Days prior to the Closing to (i) waive the Material Defect; or (ii) purchase the Assets (other than the Real Property) and assume the Deposits associated with the affected Branch, but lease such Real Property "as is" without any representation or warranty or any liability for existing environmental damage, maintenance, taxes or insurance for a period of up to twelve (12) months, on a month-by-month basis, at a reasonable cost and with reasonable terms to be agreed upon by Seller and Purchaser, in order to allow for relocation of the business of such Branch to another facility.

         (d) For purposes of this Agreement, a "Material Defect" with regard to the Property Examination shall include:

                  (i) the existence of any lien (other than the lien of real property taxes not yet due and payable), encumbrance, easement, covenant, or other restriction, title imperfection or title irregularity, or the existence of any facts or condition that constitutes a breach of Seller's representations and warranties contained in Section 5.4 and 5.6 above, in any such case that Purchaser reasonably believes will materially affect its use of the Real Property for the purpose of the operation of a branch bank or materially affects the value or marketability of the Real Property;

                  (ii) the encroachment by an improvement on the Real Property onto other property or onto any easement, a violation of any setback requirement, the encroachment of an improvement on any other property onto the Real Property, or the existence of a zoning restriction that does not permit use of the Real Property as a branch banking facility without grandfathering or variance and without site plan review or the construction of any additional improvements; or

                  (iii) the existence of any structural defect or state of disrepair in the improvements on the Real Property (including any equipment, fixtures or other components related thereto) that Purchaser reasonably believes would cost at least $20,000.00 with respect to any one Branch.

                  For purposes of this Section 7.12, a "Material Defect" with regard to the Environmental Survey shall include the existence of facts or circumstances relating to the Branch demonstrating that any action, including the discharge, disposal, release, or emission by any person of any "Hazardous Material" (as defined below) detected in, on or under the Real Property in a concentration that violates any applicable Environmental Law (as defined below), has been taken or not taken or a condition or event likely has occurred or exists, with respect to the Real Property, which constitutes or would constitute a material violation of any Environmental Law as to which Purchaser reasonably believes, based on the advice of legal counsel or other consultants, that Purchaser could become responsible or liable for assessment, removal, remediation, monetary damages, or civil, criminal or administrative penalties or other corrective action and in connection with which the amount of expense or liability which it could incur or for which it could become responsible or liable following consummation of the transactions contemplated by this Agreement at any time or over any period of time could equal or exceed $20,000 with respect to any one Branch.

         (e) For purposes of this Agreement, "Environmental Laws" shall include all federal, state, and local statutes, regulations, ordinances, orders, decrees, and similar provisions having the force or effect of law relating to or imposing liability, responsibility, or standards of conduct applicable to environmental, health, or safety conditions and/or releases of Hazardous Materials affecting the Real Property, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act; the Superfund Amendment and Reauthorization Act; the federal Insecticide, Fungicide and Rodenticide Act; the Hazardous Materials Transportation Act; the Resource Conservation and Recovery Act; the Clean Water Act; the Clean Air Act; the Toxic Substances Control Act; the Oil Pollution Act; the Coastal Zone Management Act; the North Carolina Oil Pollution and Hazardous Substances Control Act; the North Carolina Solid Waste Management Act; and the North Carolina Water and Air Resources Act; including any amendments thereto from time to time.

         (f) For purposes of this Agreement, "Hazardous Material" means any materials, substances, wastes, chemical substances, or mixtures presently listed, defined, designated, or classified as hazardous, toxic, or dangerous, or otherwise regulated, under any Environmental Law, whether by type or quantity, including, but not limited to, any pesticides, pollutants, contaminants, toxic chemicals, oil or other petroleum products or byproducts, asbestos or materials containing asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, lead or lead-containing paint, radon, or radioactive material.

         7.13 DEFECTS IN ASSETS. Purchaser will be given the opportunity to conduct such other investigations and inspections of the other Assets to be transferred, including but not limited to the Furniture, Fixtures and Equipment, Prepaid Expenses, Assumed Contracts, and Records, as Purchaser may reasonably deem appropriate; provided, however, that Purchaser must conduct any such review within forty-five (45) calendar days from the date of this Agreement or, in the case of items that become Assets after such review, within a reasonable time following identification of such Assets and before the Closing. If Purchaser reasonably determines in good faith that any such Asset is unsuitable for Purchaser's use or of materially less value than its net book value, Purchaser shall have no obligation to accept, assume, or pay for such Assets and such Assets shall be excluded from the Assets and the Closing Statement or the Final Closing Statement shall be adjusted accordingly.

                                   ARTICLE 8

                            TAX AND EMPLOYEE MATTERS

         8.1 TAX REPRESENTATIONS. Seller represents and warrants to Purchaser as follows:

         (a) With respect to the Assumed Deposits, Seller is in material compliance with the law and IRS regulations relative to (i) obtaining from depositors of the Assumed Deposits executed IRS Forms W-8 and W-9 and (ii) reporting of interest.

         (b) There are no liens for Taxes allocated to or imposed on Seller on any of the Assets and to the knowledge of Sellers there is no basis for the assertion of any such liens, other than normal and recurring ad valorem tax liens and sales and use taxes on assets being sold.

         (c) Seller has paid when due Taxes in respect of the Assets.

         (d) No tax is required to be withheld by Purchaser from the Purchase Price or Settlement Payment as a result of the transfers contemplated by this Agreement pursuant to the Code or any other provision of federal, state or local Tax law.


         8.2 ALLOCATION BETWEEN PRE AND POST CLOSING PERIODS. Whenever it is necessary under this Agreement to allocate Taxes (including a liability for Taxes or prepaid Tax) between periods prior to and after the Closing Date (or determine the amount of prepaid Taxes) such Taxes shall be apportioned by assuming that the Branches had a taxable year or period which ended at the close of the Closing Date, except that any property Taxes or exemptions, allowances or deductions that are calculated on an annual basis shall be apportioned based on time. Appropriate payments shall be made between the Purchaser and the Seller whenever necessary to effectuate the proper allocation of any Tax liability or prepaid Tax under this Agreement.

         8.3 TRANSFER TAXES. Notwithstanding anything herein to the contrary, all excise, sales, use, transfer, documentary, stamp or similar Taxes that are payable or that arise as a result of the consummation of the transactions contemplated by this Agreement will be borne by Seller and any recording or filing fees with respect thereto will be borne by the Purchaser.

         8.4 ASSISTANCE AND COOPERATION. After the Closing Date, each of Seller and Purchaser shall:

         (a) Assist the other party in preparing any Tax Returns which such other party is responsible for preparing and filing in accordance with this
Article 8;

         (b) Cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns with respect to the Assets or income therefrom, the Liabilities or payments in respect thereof, or the operation of the Branches;

         (c) Make available to the other and to any taxing authority as reasonably requested all relevant information, records, and documents relating to Taxes with respect to the Assets or income therefrom, the Liabilities or payments in respect thereof, or the operation of the Branches;

         (d) Provide timely notice to the other in writing of any pending or proposed tax audits (with copies of all relevant correspondence received from any taxing authority in connection with any Tax audit or information request) or assessments with respect to the Assets or the income therefrom, the Liabilities or payments in respect thereof, or the operation of the Branches for taxable periods for which the other may have a liability under this Article 8;

         (e) Furnish the other with copies of all relevant correspondence received from any taxing authority in connection with any tax audit or information request with respect to any taxable period referred to in subsection
(d) above; and

         (f) The party requesting assistance or cooperation shall bear the other party's out-of-pocket expenses in complying with such request to the extent that those expenses are attributable to fees and other costs of unaffiliated third-party service providers; provided, that such other party shall obtain a quotation from any such third-party service providers prior to engagement and obtain approval thereof from the party requesting assistance.

         8.5 NOTICES, ETC. Without limiting the provisions of Section 8.4, the notification and contest provisions of Section 11.1 shall apply to claims for indemnification under Sections 8.1 through 8.3; PROVIDED, HOWEVER, that notice of claim for indemnification pursuant to Sections 8.1 through 8.3 shall be given prior to the expiration of the applicable statute of limitations (as extended) for the assertion of the claims for taxes by the relevant tax authority. The representations of Section 8.1 shall similarly survive until the expiration of the relevant limitations period for the assertion of claims by the relevant tax authority.

         8.6 EMPLOYEES AND EMPLOYEE BENEFITS.

         (a) Purchaser shall offer employment, within a reasonable commuting distance from the Branch to which each Applicable Employee is assigned, in positions requiring comparable skills and abilities (with no reduction in base salary or weekly or hourly rate of pay) to all Applicable Employees (as defined below). Such offer shall be effective on the Closing Date in the case of an Applicable Employee actively employed at the Closing, or upon the return of any such Applicable Employee to active employment in the case of any other Applicable Employee. For purposes of this Agreement, "APPLICABLE EMPLOYEES" means (i) all active Employees on the Closing Date, including Employees on temporary leave for purposes of jury or annual two-week national service/military duty, Employees on vacation and Employees on a regularly scheduled day off from work, and (ii) Employees who on the Closing Date are on maternity or paternity leave, educational leave, military leave with veteran's reemployment rights under federal law, leave under the Family Medical Leave Act of 1993, approved personal leave, short-term disability leave or medical leave, PROVIDED, HOWEVER, that no such Employee shall be guaranteed reinstatement to active employment if he is incapable of working in accordance with the policies, practices and procedures of the Purchaser or if his return to employment is contrary to the terms of his leave; and FURTHER PROVIDED, HOWEVER that Purchaser shall not be required to offer employment to any Applicable Employee whose employment would not be permitted under applicable law and regulation. Each Applicable Employee who accepts Purchaser's offer of employment shall be a "TRANSFERRED EMPLOYEE" for purposes of this Agreement effective upon the later of the Closing Date or the return of such Applicable Employee to active employment. A Transferred Employee's employment with Purchaser shall be on an "at-will" basis, and nothing in this Agreement shall be deemed to constitute an employment agreement with any such person or to obligate Purchaser to employ any such person for any specific period of time or in any specific position or to restrict Purchaser's right to terminate the employment of any such person at any time and for any reason satisfactory to it.

         (b) With respect to each Applicable Employee who declines Purchaser's offer of employment, Seller shall be responsible for all severance costs associated with terminating the employment of such employee in accordance with the Seller's severance policies and practices. Purchaser will provide to any

Transferred Employee who it terminates without cause at any time within one year following the Closing Date, severance pay in an amount equal to the product of
(i) an amount equal to the salary at termination of such Terminated Employee for ten (10) working days and (ii) the Terminated Employee's cumulative years of service with Seller and Purchaser. Purchaser's determination of the presence or absence of cause under this Section 8.6(b) shall be conclusive absent bad faith, and its calculations of severance pay shall be conclusive absent manifest error.

         (c) Subject to Section 8.6(f), on and after the Closing Date and for purposes of eligibility, vesting, vacation entitlement and severance benefits under any "employee benefit plan," as defined in Section 3(3) of ERISA, and any other employee benefit arrangement or payroll practice, including, without limitation, any bonus plan, equity or equity-based compensation, or deferred compensation arrangement, stock purchase, severance pay, sick leave, vacation pay, paid time off, salary continuation for disability, hospitalization, medical insurance, life insurance, scholarship program, any "employee pension plan", as defined in Section 3(2) of ERISA, each Transferred Employee shall receive full credit from Purchaser for all prior service properly credited under a comparable plan or arrangement of Seller. Purchaser shall not be required to credit any Transferred Employee with prior service for purposes of benefit accrual under any pension plan, profit sharing plan, savings plan, or other deferred compensation plan. The schedule referred to in Section 8.6(g) below shall list such service of each Transferred Employee and may be conclusively relied upon by Purchaser in crediting service in accordance with this Section.

         (d) Each Transferred Employee shall cease to be covered by the employee welfare benefit plans, including plans, programs, policies and arrangements which provide medical and dental coverage, life and accident insurance, disability coverage, and vacation and severance pay (collectively, "WELFARE PLANS") of Seller and all other benefit and compensation plans of Seller on the date the Transferred Employee becomes a Transferred Employee or on such later date specified under the terms of an applicable Welfare Plan or other plan of Seller.

         (e) Purchaser agrees to (i) provide coverage for Transferred Employees and their beneficiaries under its medical, dental and health plans as of the later of the Closing Date or the date an Applicable Employee becomes a Transferred Employee, (ii) subject to the approval of Purchaser's third party insurance carrier, waive any waiting periods and preexisting condition limitations or exclusions (except to the extent the waiting period or exclusion would have been applicable under Seller's health insurance plan) under such plans, (iii) cause such plans to honor any expenses incurred by the Transferred Employees and their beneficiaries under similar plans of the Seller during the portion of the calendar year in which the Closing Date occurs for purposes of satisfying applicable deductible, co-insurance and maximum out-of-pocket expenses, and (iv) permit Transferred Employees to participate in Purchaser's retirement or 401(k) plans immediately following the Closing Date.

         (f) Seller shall not pay out to Transferred Employees vacation pay benefits earned but not yet used as of the Closing Date. Purchaser shall provide Transferred Employees with credit under Purchaser's vacation pay plan for the earned but not yet used vacation pay benefits accrued since January 1, 2003 and attributable to each Transferred Employee as set forth on the written schedule referred to in Section 8.6(g) provided prior to the Closing by Seller to Purchaser. Liability for such amounts shall be borne by Purchaser; Seller shall have no liability for such vacation pay benefits. Notwithstanding the foregoing provisions of this Section, Seller shall pay out to the Transferred Employees, and Purchaser shall not have liability for, any vacation pay benefits earned prior to January 1, 2003.

         (g) Attached as Schedule 8.6(g) is a report listing each employee employed at the Branches as of the date the report is prepared to include name, position, exempt or nonexempt status, date of hire and total years of service, present salary, date of last salary increase, employment status (permanent or temporary, full-time or part-time, active or leave recipient and type of leave) and other information required by Sections 8.6(c) and 8.6(f) above. Seller represents and warrants to Purchaser that the report and all information delivered in connection with this Section 8.6(g) will be complete and accurate in all material respects. The report will be updated within twenty (20) calendar days of Closing. Purchaser shall maintain in confidence the information on the employees and shall use it only for legitimate business purposes in connection with its purchase of the Branches under this Agreement.

                                   ARTICLE 9

                              CONDITIONS TO CLOSING

         9.1 CONDITIONS TO OBLIGATIONS OF PURCHASER. Unless waived in writing by Purchaser, the obligation of Purchaser to consummate the transactions contemplated by this Agreement to be consummated at the Closing is conditioned upon fulfillment, at or before the Closing, of each of the following conditions:

         (a) All consents, approvals and authorizations required to be obtained prior to the Closing from governmental and regulatory authorities in connection with the performance and consummation of the transactions contemplated hereby, including the Regulatory Approvals, shall have been made or obtained, and shall remain in full force and effect, all waiting periods applicable to the consummation of the transactions contemplated hereby shall have expired or been terminated and all required regulatory filings shall have been made.

         (b) No court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which would result in a Material Adverse Effect, and no proceeding seeking the enactment of such a judgment, decree, injunction or other order shall have been announced or commenced.

         (c) Each of the representations and warranties of Seller contained in this Agreement shall be true in all material respects when made and as of the Closing Date, with the same effect as though such representations and warranties had been made on and as of the Closing Date (except that representations and warranties that are made as of a specific date need be true in all material respects only on and as of such date); each of the covenants and agreements of Seller to be performed on or prior to the Closing Date shall have been duly performed in all material respects.

         (d) Purchaser shall have received each of the following documents:

                  (i) Resolutions of Seller's Board of Directors, certified by its Secretary or Assistant Secretary, authorizing the signing and delivery of this Agreement and all related documents and the consummation of the transactions contemplated hereby and thereby;

                  (ii) A certificate from the Secretary or Assistant Secretary of Seller as to the incumbency and signatures of officers;

                  (iii) A certificate signed by a duly authorized officer of Seller stating that the conditions set forth in Sections 9.1(a), (b) and (c) have been satisfied;

                  (iv) A Bill of Sale and Instrument of Assignment and Assumption, signed by the Seller, substantially in the form of EXHIBIT A hereto, pursuant to which the Assets other than the Real Property shall be transferred to Purchaser "AS IS", "WHERE IS" and with all faults, except as provided in this Agreement;

                  (v) A special warranty deed with appropriate documentary stamps affixed conveying the Real Property to the Purchaser subject to all Material Defects and other matters of record in the public registries of the counties in which each parcel of Real Property is located, other than those Material Defects which Seller cures or agrees to cure as provided in Section 7.12(c), together with such other instruments and documents as may be reasonably required by Purchaser's title insurance company in order to meet its requirements to issue a commercial title insurance policy with respect to the Real Property PROVIDED, HOWEVER, Seller shall not be required to make any representations or warranties in connection therewith beyond those representations and warranties made by Seller in this Agreement; and Seller shall have filed or recorded (or provided to Purchaser for filing and recording) any and all documents necessary to duly vest an equitable title in the Real Property in Purchaser;

                  (vi) Such other bills of sale, assignments of management, maintenance, service or servicing contracts, security deposits under leases, guaranties, warranties, utilities security deposits, and such other instruments and documents as Purchaser may reasonably require as necessary for transferring, assigning and conveying to Purchaser good, marketable and insurable title to the Assets free and clear of any Encumbrances, and permitting assumption of Liabilities by Purchaser;

                  (vii) The Delivery Records;

                  (viii) An original, fully executed counterpart of each written Assumed Contract in effect on the Closing Date and, subject to Section 7.4, such consents as shall be required pursuant to the terms of any Assumed Contracts in connection with the assignments of such Assumed Contracts to Purchaser;

                  (iv) A complete set of keys of the Branches, including but not limited to keys for all vaults and automated teller machines, appropriately tagged for identification and any vault manuals or specifications with respect to vaults and automated teller machines, if any;

                  (x) The Closing Statement and the required Settlement Payment, if any;

                  (xi) Seller's resignation as trustee or custodian, as applicable, with respect to each IRA included in the Assumed Deposits, and designation of the Purchaser as successor trustee or custodian with respect thereto, subject to Section 2.6;

                  (xii) All documentation required to exempt Seller from the withholding requirement of Section 1445 of the Code, consisting of an affidavit from Seller to Purchaser that Seller is not a foreign person and providing Seller's U.S. taxpayer identification number; and

                  (xiii) An assignment in recordable form reflecting the transfer and assignment to Purchaser of deeds of trust, mortgages, assignments of rents and profits and other real property related Loan Documents recorded in the real property records in applicable public registries (e.g. real property records in the offices of Registers of Deeds in North Carolina).

         (e) The following events or conditions shall be absent or shall not have occurred:

                  (i) Subject to Sections 5.14 and 7.1(b) above, there shall not have occurred any material adverse change in the business of the Branches, and no circumstances shall exist which, with the passage of time or otherwise, likely will result in any such material adverse change;

                  (ii) There shall not have been any significant damage to or destruction of the improvements located on the Real Property which (1) is not covered by property insurance (or a payment from Seller) in an amount necessary to fully repair such damage or destruction or replace the property destroyed with property of like kind and quality, including coverage for a temporary facility during the repair period, and the proceeds of which have been either used for such repair or replacement or assigned to Purchaser or (2) would materially interfere with its use as a bank branch; and

                  (iii) In the event that Seller has agreed to cure a Material Defect as provided in Section 7.12 above, such Material Defect shall have been corrected in the manner agreed upon by Purchaser and Seller.

         (f) The form and substance of all legal matters described in this Agreement or related to the transactions contemplated by this Agreement shall be reasonably acceptable to Purchaser's legal counsel.

         9.2 CONDITIONS TO OBLIGATIONS OF SELLER. Unless waived in writing by Seller, the obligation of Seller to consummate the transactions contemplated by this Agreement to be consummated at the Closing is conditioned upon fulfillment, at or before the Closing, of each of the following conditions:

         (a) All consents, approvals, permits and authorizations required to be obtained prior to the Closing from governmental and regulatory authorities in connection with the performance and consummation of the transactions contemplated hereby, including the Regulatory Approvals, shall have been made or obtained and shall remain in full force and effect; and all waiting periods applicable to the consummation of the transactions contemplated hereby shall have expired or been terminated and all required regulatory filings shall have been made.

         (b) No court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and would result in a Material Adverse Effect, and no proceeding seeking the enactment of such a judgment, decree, injunction or other order that would have a Material Adverse Effect shall have been announced or commenced.

         (c) Each of the representations and warranties of Purchaser contained in this Agreement shall be true in all material respects when made and as of the Closing Date, with the same effect as though such representations and warranties had been made on and as of the Closing Date (except that representations and warranties that are made as of a specific date need be true in all material respects only on and as of such date); each of the covenants and agreements of Purchaser to be performed on or prior to the Closing Date shall have been duly performed in all material respects.

         (d) Seller shall have received each of the following documents, which shall be delivered in a manner agreed to between Purchaser and Seller and shall be in form and substance reasonably satisfactory to Seller:

                  (i) Resolutions of Purchaser's Board of Directors or an authorized committee thereof, certified by its Secretary or Assistant Secretary, authorizing the signing and delivery of this Agreement and all related documents and the consummation of the transactions contemplated hereby and thereby;

                  (ii) A certificate of the Secretary or Assistant Secretary of Purchaser as to the incumbency and signatures of officers;

                  (iii) A certificate signed by a duly authorized officer of Purchaser stating that the conditions set forth in Sections 9.2(a), (b) and (c) have been fulfilled;

                  (iv) A Bill of Sale and Instrument of Assignment and Assumption, signed by the Purchaser, substantially in the form of EXHIBIT A hereto;

                  (v) Purchaser's acceptance of its appointment as successor trustee or custodian, as applicable, of the IRA accounts included in the Assumed Deposits and assumption of the fiduciary obligations of the trustee or custodian with respect thereto, subject to Section 2.6.

         (e) The form and substance of all legal matters described in this Agreement or related to the transactions contemplated by this Agreement shall be reasonably acceptable to Seller's legal counsel.

         9.3 OTHER DOCUMENTS. The parties agree to execute and deliver such other documents as the parties determine are reasonably necessary to consummate the transactions contemplated by this Agreement.

                                   ARTICLE 10

                                   TERMINATION

         10.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing Date:

         (a) By the mutual written consent of Purchaser and Seller;

         (b) By Seller or Purchaser, in the event of a material breach by the other of any representation, warranty or agreement contained herein which is not cured or cannot be cured within thirty (30) calendar days after written notice of such breach has been delivered to the breaching party; PROVIDED, HOWEVER, that termination pursuant to this Section 10.1(b) shall not relieve the breaching party of liability for such breach or otherwise;

         (c) Notwithstanding any other provision of this Agreement, by Seller or Purchaser, in the event that the Closing has not occurred by December 31, 2003 unless the failure to so consummate by such time is due to a breach of this Agreement by the party seeking to terminate; or

         (d) By Seller or Purchaser at any time after the denial or revocation of any Regulatory Approval, unless such denial or revocation was caused by the failure of the party seeking to terminate to act in a timely manner with respect to such Regulatory Approval or such party's negligence or willful misconduct or by the breach of this Agreement.

         10.2 EFFECT OF TERMINATION. In the event of termination of this Agreement and abandonment of the transactions contemplated hereby pursuant to
Section 10.1, no party hereto (or any of its directors, officers, employees, agents or Affiliates) shall have any liability or further obligation to any other party, except as provided in Section 7.2(b), and except that nothing herein will relieve any party from liability for any breach of this Agreement.

                                   ARTICLE 11

                                 INDEMNIFICATION

         11.1 INDEMNIFICATION.

         (a) Subject to Section 11.1(c) below, Seller shall indemnify and hold harmless Purchaser and any person directly or indirectly controlling Purchaser from and against any and all Losses which Purchaser may suffer, incur or sustain arising out of or attributable to (i) any breach of any representation or warranty made by Seller pursuant to this Agreement, (ii) any breach of any agreement to be performed by Seller pursuant to this Agreement, (iii) any third party claim, penalty asserted, legal action or administrative proceeding based upon any action taken or omitted to be taken by Seller prior to the Closing or resulting from any transaction or event occurring prior to the Closing, relating in any such case to the Branches, the Assets, the Assumed Deposits or the Assumed Contracts, or (iv) any liabilities, obligations or duties of Seller that are not Liabilities but are related to the Branches, the Assets, the Assumed Deposits or the Assumed Contracts.

         (b) Subject to Section 11.1(d) below, Purchaser shall indemnify and hold harmless Seller and any person directly or indirectly controlling Seller from and against any and all Losses which Seller may suffer, incur or sustain arising out of or attributable to (i) any breach of any representation or warranty made by Purchaser pursuant to this Agreement, (ii) any breach of any agreement to be performed by Purchaser pursuant to this Agreement, (iii) any third party claim, penalty asserted, legal action or administrative proceeding based upon any action taken or omitted to be taken by Purchaser or resulting from any transaction or event occurring after the Closing, relating in any such case to the operation of the Branches, the Assets, the Assumed Deposits or the Assumed Contracts or (iv) any of the Liabilities assumed by Purchaser at the Closing.

         (c) Seller shall not have any liability whatsoever under Section 11.1(a)(i) and (ii) for any Loss until the aggregate of all Losses for which Seller would be liable under Section 11.1(a)(i) and (ii) (excluding for this purpose each and every individual Loss that is less than $100) exceeds on a cumulative basis an amount equal to $10,000, and then only to the extent of any such excess. The maximum liability of Seller under Section 11.1(a)(i) and (ii) shall be 50% of the Purchase Price.

         (d) Purchaser shall not have any liability whatsoever under Section 11.1(b)(i) and (ii) for any Loss until the aggregate of all Losses for which Purchaser would be liable under Section 11.1(b)(i) and (ii) (excluding for this purpose each and every individual Loss that is less than $100) exceeds on a cumulative basis an amount equal to $10,000, and then only to the extent of any such excess. The maximum liability of Purchaser under Section 11.1(b)(i) and
(ii) shall be 50% of the Purchase Price.

         (e) To exercise its indemnification rights under this Section 11.1 as the result of an assertion against it of any claim or potential liability for which indemnification is provided, the indemnified party shall promptly notify the indemnifying party of the assertion of such claim, discovery of any such potential liability or the commencement of any action or proceeding in respect of which indemnity may be sought hereunder; PROVIDED that notice of an original claim for indemnification must be given prior to the expiration of thirty-six
(36) months from the Closing Date, after which time the right to such indemnification will expire; PROVIDED FURTHER, that, with respect to claims arising from a breach of representation or warranty made in Article 8, the provisions of Section 8.5 regarding the time by which notice must be given shall govern. Notwithstanding the foregoing, notice of any claim for indemnification arising out of a third party lawsuit or other similar legal action shall be made within ten (10) calendar days after the indemnified party receives the summons and complaint or similar documents in connection therewith, provided, however, that a party's failure to timely give such notice shall not affect its right to indemnification in connection therewith except to the extent the indemnifying party is prejudiced as a result of such failure to timely give such notice. The indemnified party shall advise the indemnifying party of all facts relating to such assertion within the knowledge of the indemnified party, and shall afford the indemnifying party the opportunity, at the indemnifying party's sole cost and expense, to defend against such claims for liability. In any such action or proceeding, the indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at its own expense unless the indemnifying party and the indemnified party mutually agree to the retention of such counsel.

         (f) The indemnified party shall have the right to settle or compromise any claim or liability subject to indemnification under this Section 11.1, and to be indemnified from and against all Losses resulting therefrom, unless the indemnifying party, within sixty (60)calendar days after receiving written notice of the claim or liability in accordance with Section 11.1(e) above, notifies the indemnified party that it intends to defend against such claim or liability and undertakes such defense, or, if required in a shorter time than sixty (60) calendar days, the indemnifying party makes the requisite response to such claim or liability asserted.

         (g) An indemnified party shall, subject to its reasonable business needs, use reasonable efforts to minimize the amount of any Losses for which indemnification is sought from the indemnifying party hereunder.

         (h) Notwithstanding any other provision of this Agreement: The indemnified party shall have the right to participate in such defense at its own expense. If the indemnified party reasonably determines in its judgment that the counsel selected by the indemnifying party is not capable of properly defending the third party claim or would have a conflict of interest in doing so, then the indemnified party may employ separate counsel to represent or defend it in any such third party claim and the indemnifying party shall pay the reasonable fees and disbursements of such separate counsel. The indemnifying party shall consult with the indemnified party at reasonable intervals, upon the indemnified party's reasonable request for such consultation, with respect to such third party claims. The indemnifying party shall have no right in connection with any such defense or the resolution of any such third party claim to impose any cost, restriction, limitation or condition of any kind that compromises the indemnified party hereunder.

         (i) Except for claims based on fraud, the indemnification provisions of this Article 11 shall be the sole and exclusive monetary remedies of Seller and Purchaser with respect to any matters for which indemnification is provided in this Article 11 and shall preclude any indemnified party from seeking any other monetary remedy in respect of any such matters.

         11.2 AS-IS SALE; WAIVER OF WARRANTIES. EXCEPT AS SET FORTH IN THIS AGREEMENT, Purchaser expressly acknowledges that the Assets and Liabilities are being sold and accepted on an "AS IS, WHERE IS" basis, and are being accepted without any representation or warranty other than as set forth herein. As part of Purchaser's agreement to purchase and accept the Assets and Liabilities AS IS, WHERE IS, and not as a limitation on such agreement, TO THE FULLEST EXTENT PERMITTED BY LAW AND EXCEPT AS SET FORTH IN THIS AGREEMENT, PURCHASER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES AND RELEASES ANY AND ALL ACTUAL OR POTENTIAL RIGHTS PURCHASER MIGHT HAVE AGAINST SELLER REGARDING ANY FORM OF WARRANTY, EXPRESS OR IMPLIED, OF ANY KIND OR TYPE, RELATING TO THE ASSETS AND LIABILITIES. SUCH WAIVER AND RELEASE IS, TO THE FULLEST EXTENT PERMITTED BY LAW AND EXCEPT AS SET FORTH IN THIS AGREEMENT, ABSOLUTE, COMPLETE, TOTAL AND UNLIMITED IN EVERY WAY. SUCH WAIVER AND RELEASE INCLUDES TO THE FULLEST EXTENT PERMITTED BY LAW AND EXCEPT AS SET FORTH IN THIS AGREEMENT, BUT IS NOT LIMITED TO, A WAIVER AND RELEASE OF EXPRESS WARRANTIES (EXCEPT THOSE SET FORTH IN THIS AGREEMENT), IMPLIED WARRANTIES, WARRANTIES OF FITNESS FOR A PARTICULAR USE, WARRANTIES OF MERCHANTABILITY, WARRANTIES OF HABITABILITY, STRICT LIABILITY RIGHTS AND CLAIMS OF EVERY KIND AND TYPE, INCLUDING BUT NOT LIMITED TO CLAIMS REGARDING DEFECTS WHICH WERE NOT OR ARE NOT DISCOVERABLE, ALL OTHER EXTANT OR LATER CREATED OR CONCEIVED OF STRICT LIABILITY OR STRICT LIABILITY TYPE CLAIMS AND RIGHTS.

                                   ARTICLE 12

                                  MISCELLANEOUS

         12.1 SURVIVAL. The parties' respective representations and warranties contained in this Agreement shall survive until expiration of the times prescribed for claims for indemnification under Article 11, and thereafter neither party may claim any damage for breach thereof. The covenants contained in this Agreement shall survive until the end of the time period stated in such covenant, and for purposes of the following sections, shall survive indefinitely: Sections 2.3, 2.4, 3.2, 4.3, 7.2(b) and 11.1.

         12.2 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations of either party hereunder may be assigned by either of the parties hereto without the prior written consent of the other party.

         12.3 BINDING EFFECT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except as expressly provided in
Section 11.1, the parties hereto intend that nothing in this Agreement, express or implied, is intended to or shall confer upon any other person, including, without limitation, any employee or former employee of Seller, any legal or equitable right, benefit or remedy of any nature whatsoever, including without limitation, any rights of employment or benefits for any specified period, under or by reason of this Agreement.

         12.4 PUBLIC NOTICE. From and after the date hereof until the Closing Date, neither Purchaser nor Seller shall directly or indirectly, make, or cause to be made, any press release for general circulation, public announcement or disclosure or issue any notice or communication generally to employees with respect to any of the transactions contemplated hereby without the prior consent of the other party, which consent shall not be unreasonably withheld or delayed. Consent shall be deemed granted by the party from which it is sought unless such party objects within two (2) Business Days after receipt of the proposed press release or other announcement from the party requesting consent. Seller and Purchaser shall cooperate reasonably to produce public announcements to be released simultaneously within five (5) calendar days after the date of this Agreement. Nothing herein shall limit the right of Seller's or Purchaser's parent, after the initial press release regarding the transaction, to refer to this transaction in any document required to be filed with the Securities and Exchange Commission or in its annual report to shareholders. Nothing in this Agreement shall limit the right of either party to make any disclosure required by law, subject to the provisions of Section 7.2(c) or (d).

         12.5 NOTICES. All notices, requests, demands, consents and other communications given or required to be given under this Agreement and under the related documents shall be in writing and delivered to the applicable party at the address indicated below:

         If to Seller:       RBC Centura Bank
                             1417 Centura Highway
                             Rocky Mount, NC  27804

                             Attention: John Fleming, Assistant General Counsel Facsimile No. 252-454-8283

         If to Purchaser:    C/o United Community Banks, Inc.
                             63 Highway 515
                             P.O. Box 398
                             Blairsville, GA 30514

                             Attention: Thomas C. Gilliland, General Counsel Facsimile No. 706-745-8960

         With copies to:     Kilpatrick Stockton LLP
                             1100 Peachtree Street
                             Suite 2800
                             Atlanta, GA  30309

                             Attention: Richard R. Cheatham
                             Facsimile No. 404-541-3151

or, as to each party at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section. Any notices shall be in writing, including telegraphic or facsimile communication, and may be sent by registered or certified mail, return receipt requested, postage prepaid, or by fax, or by overnight delivery service. Notice shall be effective upon actual receipt thereof.

         12.6 INCORPORATION. All Exhibits and Schedules attached hereto and to which reference is made herein are incorporated by reference as if fully set forth herein and shall be part of the defined term "Agreement".

         12.7 GOVERNING LAW. This Agreement and the legal relations between the parties shall be governed by and interpreted in accordance with the laws of the State of North Carolina applicable to contracts made and to be performed entirely within the State of North Carolina.

         12.8 ENTIRE AGREEMENT. This Agreement contains the entire understanding of and all agreements between the parties hereto with respect to the subject matter hereof and supersedes any prior or contemporaneous agreement or understanding, oral or written, pertaining to any such matters which agreements or understandings shall be of no force or effect for any purpose. Following the execution of this Agreement, representatives of Purchaser and Seller may prepare an operating agreement, conversion plan, or similar document relating to the methods of consummating the transactions contemplated by this Agreement, but no such document shall amend this Agreement or waive any of its provisions unless it (a) explicitly describes a "waiver" or "amendment" and refers to the particular provision of this Agreement being waived or amended, and (b) is executed in the manner provided in Section 12.11. Unless there is an effective amendment or waiver under the standards of this Section 12.8, the provisions of this Agreement shall prevail if there is any inconsistency between this Agreement and any operating agreement, conversion plan, or similar document relating to the methods of consummating the transactions contemplated by this Agreement.

         12.9 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         12.10 HEADINGS. The headings used in this Agreement are inserted for purposes of convenience of reference only and shall not limit or define the meaning of any provisions of this Agreement.

         12.11 WAIVER AND AMENDMENT. The waiver of any breach of any provision under this Agreement by any party shall not be deemed to be a waiver of any preceding or subsequent breach under this Agreement. No such waiver shall be effective unless in writing. This Agreement may not be amended or supplemented in any manner except by mutual agreement of the parties and as set forth in a writing signed by the parties hereto or their respective successors in interest.

         12.12 EXPENSES. Except as specifically provided otherwise in this Agreement, each party shall bear and pay all costs and expenses, including without limitation brokerage and legal fees, which it incurs, or which may be incurred on its behalf in connection with the preparation of this Agreement and consummation of the transactions described herein, and the expenses, fees, and costs necessary for any approvals of the appropriate regulatory authorities.

         12.13 SEVERABILITY. If any provision of this Agreement or the application of any such provision to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

         12.14 THIRD PARTY BENEFICIARIES. Except as specifically provided in
Article 11 with respect to indemnification, no provision of this Agreement shall be deemed to create any third party beneficiary right in anyone not a party to this Agreement, including any employee or former employee of Seller (including any beneficiary or dependent thereof). Nothing contained in this Agreement shall be construed to affect or limit any right Purchaser or its affiliates may have after the Closing with respect to the terms and conditions of employment of any Transferred Employees (including, but not limited to, provisions of employee benefits different from those provided through the employee benefit plans) or to terminate the employment of a Transferred Employee at any time or to modify the benefits provided to employees through any employee benefit plan.

                      [THE NEXT PAGE IS THE SIGNATURE PAGE]

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

                                             RBC CENTURA BANK


                                             By: /s/ Terry S. Earley
                                                 Name:  Terry S. Early
                                                 Title: Vice President


                                             UNITED COMMUNITY BANK


                                             By: /s/ Guy W. Freeman
                                                 Name:  Guy W. Freeman
                                                 Title: Executive Vice President

                                    Exhibit A

                         BILL OF SALE AND INSTRUMENT OF
                            ASSIGNMENT AND ASSUMPTION

         THIS BILL OF SALE AND INSTRUMENT OF ASSIGNMENT AND ASSUMPTION is dated as of ______________, 2003, between UNITED COMMUNITY BANK, a bank organized under the laws of _____________ ("Purchaser") and RBC CENTURA BANK, a bank organized under the laws of North Carolina ("Seller").

                              W I T N E S S E T H:

         WHEREAS, Purchaser and Seller are parties to a certain Branch Purchase and Assumption Agreement, dated as of ____________, 2003 (the "Purchase and Assumption Agreement");

         WHEREAS, pursuant to the Purchase and Assumption Agreement, Seller has agreed to sell the Assets to Purchaser, and Purchaser has agreed to purchase the Assets and to assume the Liabilities and Accrued Expenses, as such terms are defined in the Purchase and Assumption Agreement;

         WHEREAS, the Assets include the Furniture, Fixtures and Equipment, Improvements, Cash on Hand, Prepaid Expenses, Real Property, Records, Seller's benefits and rights under Safe Deposit Agreements and Seller's benefits and rights under Assumed Contracts (as such terms are defined in the Purchase and Assumption Agreement); the Liabilities include, among other things, the Assumed Deposits and all terms and agreements relating to the Assumed Deposits, Seller's obligations under the Assumed Contracts, Seller's obligations under the Safe Deposit Agreements, and Seller's obligation to provide customer service from and after the Closing Date in connection with the Assets or the Assumed Deposits (as such terms are defined in the Purchase and Assumption Agreement); and

         WHEREAS, Accrued Expenses means the accrued and unpaid expenses appearing as a liability in a Closing Statement or a Final Closing Statement (as such terms are defined in the Purchase and Assumption Agreement);

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter set forth, each of Purchaser and Seller agrees as follows:

         1. ASSIGNMENT OF ASSETS. Effective as of the date hereof, Seller does hereby sell, convey and assign unto Purchaser upon the terms and conditions set forth in the Purchase and Assumption Agreement, all of Seller's right, title and interest in, to and under the Assets (other than the Real Property) and Purchaser hereby accepts the foregoing assignment of the Assets (other than the Real Property).

         2. ASSUMPTION OF LIABILITIES AND ACCRUED EXPENSES. Effective as of the date hereof, Purchaser does hereby assume, and agrees to timely pay, defend, discharge and perform in accordance with their terms all Liabilities and Accrued Expenses, as such terms are defined in the Purchase and Assumption Agreement.

         3. AS IS, WHERE IS. Except as provided in the Purchase and Assumption Agreement, this Bill of Sale and Instrument of Assignment and Assumption is made such that Purchaser accepts the Assets and assumes the Liabilities without warranty or representation, express or implied, or recourse to, the Seller, and such Assets are delivered "AS IS", "WHERE IS" and with all faults, except as provided in the Purchase and Assumption Agreement.

         4. GOVERNING LAW. This Agreement shall be governed by and interpreted in accordance with the laws of the State of North Carolina applicable to contracts made and to be performed entirely with the State of North Carolina.

         5. COUNTERPARTS. This Agreement may be executed in one or more counterparts all of which shall together constitute one and the same instrument.

         IN WITNESS WHEREOF, this Agreement has been signed on behalf of each of the parties hereto as of the day and year first above written.

                                         RBC CENTURA BANK


                                         By:      _____________________________
                                                  Name:  __________________
                                                  Title:    __________________


                                         UNITED COMMUNITY BANK


                                         By:      _____________________________
                                                  Name:  __________________
                                                  Title:    __________________

                                                                    Schedule 1.1

                                CLOSING STATEMENT

ASSETS                                                             $
------

Cash on Hand                                                       $

Prepaid Expenses (excluding interoffice/intercompany items)        $

Furniture, Fixtures, Equipment  and Improvements                   $

Real Property                                                      $

Loan Value                                                         $

Safe Deposit Agreements                                            $

Assumed Contracts                                                  $

Other Assets                                                       $

         TOTAL                                                     $

LIABILITIES

Assumed Deposits                                                              $
Plus Accrued Interest on Assumed Deposits                                     $

         TOTAL ASSUMED DEPOSITS                                    $



Assumed Safe Deposit Agreements
                                                                   $
Assumed Contracts
                                                                   $
Accrued Expenses
                                                                   $
Other Liabilities
                                                                   $
         TOTAL

COMPUTATION OF SETTLEMENT PAYMENT

Assumed Deposits                                                       $
Accrued Expenses                                                       $_______
         TOTAL                                                         $_______

Less Purchase Price
                          11% of Assumed Deposits for Bakersville $ Branch and Newland Branch
                          7% of Assumed Deposits for Robbinsville      $
                          Branch
                          Cash on Hand                                 $
                          Net Book Value of Assets, other
                            than Cash on Hand and Loans                $

                            Loan Value                                 $




                                                                       $_______

Adjustment for Allocation of
   Expenses and Fees (perss.2.2)                                       $_______

                                                                       $_______

                                                                Schedule 1.1A

                                LIST OF DEPOSITS



See attached

                                                                    Schedule 1.2

                               EXCLUDED EMPLOYEES


None

                                                                    Schedule 1.4

                                 EXCLUDED LOANS


To follow per terms of Agreement

                                                                   Schedule 1.4A

                                      LOANS


See attached

                                                                    Schedule 5.4

                                 TITLE TO ASSETS


None

                                                                   Schedule 5.10

                                   LITIGATION


None

                                                                Schedule 5.16(e)

                               OWNERSHIP OF LOANS


N/A

                                                                    Schedule 7.1

                      COMMITMENTS FOR MATERIAL IMPROVEMENTS


None

                                                                 Schedule 8.6(g)

                                    EMPLOYEES


See attached